Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261578
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated May 2, 2022)

Local Bounti Corporation
Up to 71,975,761 Shares of Common Stock
Up to 11,539,216 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 5,333,333 Warrants

This prospectus supplement supplements the prospectus dated May 2, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261578). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 83,514,977 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which consists of up to (i) 15,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements entered into on June 17, 2021 and November 4, 2021, (ii) 5,333,333 shares of Common Stock that are issuable by us upon the exercise of 5,333,333 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the initial public offering (the “IPO”) of Leo Holdings III Corp (our predecessor company), at an exercise price of $11.50 per share of Common Stock; (iii) 5,500,000 shares of Common Stock that are issuable by us upon the exercise of 5,500,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Stock that were previously registered (the “Public Warrants”); (iv) 705,883 shares of Common Stock that are issuable by us upon the exercise of 705,883 warrants assumed in connection with the closing of the Business Combination (as defined in the Prospectus) held by a commercial partner; (v) 56,734,761 shares of Common Stock issued upon consummation of our business combination pursuant to the Business Combination Agreement (as defined in the Prospectus) and held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; (vi) 241,000 shares of Common Stock issued to satisfy fees related to the Business Combination; and (B) 5,333,333 Private Warrants.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively. On May 10, 2022 the closing price of our Common Stock was $4.47 and the closing price for our Public Warrants was $0.80.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 12, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2022
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                to

LOCAL BOUNTI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-40125		98-1584830
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S Employer Identification No.)
220 W. Main St.	Hamilton	MT	59840
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 640-4016

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    Yes  ☐    No  ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T(§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2of the Act).    Yes  ☐    No  ☒

The number of outstanding shares of Local Bounti Corporation’s common stock was 94,105,753 at May 5, 2022.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Sections of this Quarterly Report on Form 10-Q including, in particular, our Management’s Discussion and Analysis of Financial Condition and Results of Operations above, contain forward-looking statements. These forward-looking statements reflect our views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including the Risk Factors identified in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021and, if applicable, updated in Item 1A of this Quarterly Report on Form 10-Q; therefore, our actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents we file or furnish from time to time with the SEC, particularly our Annual Report on Form 10-K for the year ended December 31, 2021, and our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward- looking statements:
•Local Bounti is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. Local Bounti has only recently started to generate revenue and its ability to continue to generate revenue is uncertain given Local Bounti’s limited operating history. Local Bounti may never achieve or sustain profitability. Local Bounti’s business could be adversely affected if it fails to effectively manage its future growth.
•Local Bounti will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force Local Bounti to delay, limit, reduce or terminate its operations and future growth.
•The liabilities, risks and costs associated with Pete’s Acquisition and the integration of Pete’s operations with our own operations may detract from our core CEA operations.
•Local Bounti’s plans and strategic initiatives for Pete’s assume it will be able to successfully integrate Pete’s business, implement its technologies into Pete’s existing greenhouse facilities and utilize Pete’s existing customer and distribution channels; however, various factors both outside and within Local Bounti’s control may affect its ability to successfully do so, and, if Local Bounti is unsuccessful in integrating Pete’s operations into its own, the Company may never realize the anticipated benefits of the Pete’s Acquisition.
•Local Bounti currently relies on a limited number of facilities for its operations.
•Local Bounti’s first facility has been in operation at commercial capacity for less than 18 months, which makes it difficult to forecast future results of operations.
•Local Bounti’s estimates of market opportunity and forecasts of market growth rely in part upon assumptions and analyses developed by Local Bounti. If these assumptions and analyses prove to be incorrect, Local Bounti’s actual operating results may suffer.
•The build-out of new facilities and retrofitting of acquired facilities will require significant expenditures for capital improvements and operating expenses and may be subject to delays in construction and unexpected costs due to governmental approvals and permitting requirements, reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices.
•Local Bounti’s ability to decrease its cost of goods sold over time is dependent on its ability to scale its operations and Local Bounti may not be able to achieve such decreases due to factors outside of its control such as inflation or global supply chain interruptions.
•Any damage to or problems with Local Bounti’s CEA facilities could severely impact Local Bounti’s operations and financial condition.

•Local Bounti depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact its business, results of operations and financial condition.
•If Local Bounti fails to develop and maintain its brand, its business could suffer.
•Local Bounti’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, Local Bounti’s business could fail to grow at similar rates, if at all.
•The effects of COVID-19, including the impact of new variants, and other potential future public health crises, epidemics, pandemics or similar events on Local Bounti’s business, operating results and cash flows are uncertain.
•If Local Bounti cannot maintain its company culture or focus on its vision as it grows, Local Bounti’s business and competitive position may be harmed.
•Local Bounti may be unable to successfully execute on its growth strategy.
•Local Bounti’s operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.
•If Local Bounti’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.
•Local Bounti will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
•Local Bounti’s ability to use net operating loss carryforwards ("NOLs") and certain other tax attributes may be limited.
•Local Bounti faces risks inherent in the CEA business, including the risks of diseases and pests.
•Local Bounti may not be able to compete successfully in the highly competitive natural food market.
•Local Bounti’s ability to generate and grow revenue is dependent on its ability to increase the yield in each of the anticipated product lines it intends to grow. If Local Bounti is unable to increase the yield in each or most of these product lines, Local Bounti’s projection may not be achieved on currently anticipated timelines or at all.
•Local Bounti may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause Local Bounti to incur substantial costs.
•The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with Local Bounti.
•Local Bounti relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to effectively operate its business.
•Local Bounti could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on Local Bounti’s business.
•Demand for lettuce, cilantro, basil and other greens and herbs is subject to seasonal fluctuations and may adversely impact Local Bounti’s results of operations in certain quarters.
•Local Bounti has an agreement with Cargill Financial Services International, Inc. ("Cargill Financial") for a $170 million term loan credit facility. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, if there is an occurrence of an uncured event of default, Cargill Financial has the right to foreclose on all Local Bounti assets, and securities in the Company could be rendered worthless.
The forward-looking statements contained in this Quarterly Report on Form 10-Q are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment.
New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this Quarterly Report on Form 10-Q and any accompanying prospectus supplement speak only as of the date of this Quarterly Report on Form 10-Q and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

WEBSITE AND SOCIAL MEDIA DISCLOSURE
Investors and others should note that we routinely announce material information to investors and the marketplace using filings with the SEC, press releases, public conference calls, presentations, webcasts and our website. We also intend to use certain social media channels as a means of disclosing information about Local Bounti and our products to our customers, investors and the public (e.g., @Local Bounti and #LocalBounti on Twitter). The information posted on social media channels is not incorporated by reference in this Quarterly Report on Form 10-Q or in any other report or document we file with the SEC. While not all of the information that we post to our website or social media accounts is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others to sign up for and regularly follow our social media accounts. Users may automatically receive email alerts and other information about Local Bounti by signing up for email alerts under the "Investors" section of our website investors.localbounti.com.

ADDITIONAL INFORMATION
Unless the context indicates otherwise, references in this Quarterly Report on Form 10-Q to the “Company,” “Local Bounti,” “we,” “us,” “our” and similar terms refer to Local Bounti Corporation.

 PART I - FINANCIAL INFORMATION
Item 1. Financial Statements

LOCAL BOUNTI CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 71,974	$ 96,661
Restricted cash and cash equivalents	4,416	4,416
Accounts receivable, net of allowance	73	110
Accounts receivable, related party	1	8
Inventory, net	1,263	922
Prepaid expenses and other current assets	3,584	3,391
Total current assets	81,311	105,508
Property and equipment, net	43,994	37,350
Operating lease right-of-use assets	269	55
Other assets	905	1,017
Total assets	$ 126,479	$ 143,930

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 7,431	$ 1,912
Accrued liabilities	6,721	16,020
Accrued liabilities, related party	26	8
Operating lease liabilities	111	28
Total current liabilities	14,289	17,968
Long-term debt	11,110	11,199
Financing obligation	13,982	13,070
Operating lease liabilities, noncurrent	145	10
Total liabilities	39,526	42,247

Commitments and contingencies (Note 11)

Stockholders' equity
Common stock, 0.0001 par value, 400,000,000 shares authorized, 86,465,757 and 86,344,881 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	9	9
Additional paid-in capital	180,958	169,916
Accumulated deficit	(94,014)	(68,242)
Total stockholders' equity	86,953	101,683
Total liabilities and stockholders' equity	$ 126,479	$ 143,930

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Sales	$ 282	$ 57
Cost of goods sold	234	45
Gross profit	48	12
Operating expenses:
Research and development	1,948	432
Selling, general and administrative	22,259	8,294
Total operating expenses	24,207	8,726
Loss from operations	(24,159)	(8,714)
Other income (expense):
Management fee income	30	20
Convertible Notes fair value adjustment	—	(299)
Interest expense, net	(1,643)	(405)
Net loss	$ (25,772)	$ (9,398)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$ (0.32)	$ (0.19)
Weighted average common shares outstanding:
Basic and diluted	81,009,268	49,131,554

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands, except share data)

	Voting Common Stock		Non-Voting Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	86,344,881	$ 9	—	$ —	$ 169,916	$ (68,242)	$ 101,683
Vesting of restricted stock units, net	120,876	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	11,042	—	11,042
Net loss	—	—	—	—	—	(25,772)	(25,772)
Balance, March 31, 2022	86,465,757	$ 9	—	$ —	$ 180,958	$ (94,014)	$ 86,953

	Voting Common Stock		Non-Voting Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	58,076,019	$ 1	8,944,465	$ —	$ 9,577	$ (12,149)	$ (2,571)
Issuance of common stock	—	—	2,086,829	—	—	—	—
Stock-based compensation	—	—	—	—	4,942	—	4,942
Net loss	—	—	—	—	—	(9,398)	(9,398)
Balance, March 31, 2021	58,076,019	$ 1	11,031,294	$ —	$ 14,519	$ (21,547)	$ (7,027)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2022	2021
Operating Activities:
Net loss	$ (25,772)	$ (9,398)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	541	124
Reduction of right-of-use assets from operating leases	28	—
Stock-based compensation expense	11,013	4,942
Bad debt and other allowances	2	(8)
Inventory allowance	—	(25)
Loss on disposal of property and equipment	196	—
Change in fair value - Convertible Notes	—	299
Amortization of debt issuance costs	191	—
Changes in operating assets and liabilities:
Accounts receivable	37	(33)
Accounts receivable, related party	7	307
Inventory	(341)	(166)
Prepaid expenses and other current assets	(193)	(816)
Other assets	112	5
Accounts payable	2,619	955
Operating lease liabilities	(25)	—
Accrued liabilities	1,482	1,424
Accrued liabilities, related party	18	(833)
Net cash used in operating activities	(10,085)	(3,223)

Investing Activities:
Purchases of property and equipment	(14,673)	(1,070)
Net cash used in investing activities	(14,673)	(1,070)

Financing Activities:
Proceeds from issuance of Convertible Notes, net	—	10,700
Proceeds from financing obligations	71	1,066
Proceeds from issuance of debt	—	10,388
Repayment of debt	—	(550)
Net cash provided by financing activities	71	21,604
Net (decrease) increase in cash and cash equivalents and restricted cash	(24,687)	17,311
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	101,077	45
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$ 76,390	$ 17,356

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$ 8,161	$ —
Stock-based compensation capitalized to property and equipment, net	$ 29	$ —
Non-cash financing obligation activity	$ 840	$ —
Non-cash proceeds from issuance of Convertible Notes for services provided	$ —	$ 50

The following table reconciles cash and cash equivalents and restricted cash and cash equivalents reported in the Unaudited Condensed Consolidated Balance Sheets to the total amount shown in the Unaudited Condensed Consolidated Statements of Cash Flows:

	March 31,
	2022	2021
	(in thousands)
As included in the Unaudited Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$ 71,974	$ 17,356
Restricted cash and cash equivalents	4,416	—
Total cash and cash equivalents and restricted cash and cash equivalents as shown in the Unaudited Condensed Consolidated Statements of Cash Flows	$ 76,390	$ 17,356

LOCAL BOUNTI CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Business Description
Description of the Business

Local Bounti Corporation ("Local Bounti" or "the Company") is redefining indoor farming with an innovative method – its proprietary Stack & Flow Technology™ – that significantly improves crop turns, increases output and improves unit economics. We grow healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Our sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'bring our farm to your kitchen in the fewest food miles possible,' Local Bounti’s food is fresher, more nutritious, and lasts 3-5 times longer than traditional agriculture.

On March 14, 2022, the Company entered into definitive purchase agreements to acquire California-based complementary indoor farming company Hollandia Produce Group, Inc., which operates under the name Pete’s® ("Pete's"), for total consideration of $122.5 million, subject to customary adjustments (the "Pete's Acquisition"). On April 4, 2022, Company completed the Pete's Acquisition pursuant to the terms and conditions of the purchase agreements. Pursuant to the purchase agreements, Pete’s and its subsidiaries became wholly owned subsidiaries of the Company.

Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. Pete’s primary products include living butter lettuce – where it is a leading provider with an approximate 80 percent share of the controlled environment agriculture ("CEA") market within the Western U.S. – as well as packaged salad and cress.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
Management of Local Bounti is responsible for the Unaudited Condensed Consolidated Financial Statements included in this document. The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the Unaudited Condensed Consolidated Financial Statements herein.
The Unaudited Condensed Consolidated Financial Statements do not include all of the disclosures required by GAAP for annual financial statements and should be read in conjunction with the audited Consolidated Financial Statements of the Company for the year ended December 31, 2021 (the “Annual Financial Statements”), which have been prepared in accordance with GAAP. In the opinion of the Company, the accompanying Unaudited Condensed Financial Statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2022, and its results of operations for the three months ended March 31, 2022 and 2021, and cash flows for the three months ended March 31, 2022 and 2021. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2022. The Condensed Consolidated Balance Sheet at December 31, 2021, was derived from the Annual Financial Statements but does not contain all of the footnote disclosures from the Annual Financial Statements.
There have been no material changes or updates to the Company’s significant accounting policies from those described in the Annual Financial Statements except for the updates noted below.

Reclassification
The Company reclassified depreciation in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 to conform to the presentation for the three months ended March 31, 2022. Depreciation is no longer stated as a separate financial statement line item on the Condensed Consolidated Statements of Operations but it has instead been allocated to cost of goods sold, research and development, and selling, general and administrative expense on the Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021. This reclassification had no impact on loss from operations or net loss. The Company believes this reclassification is preferable because it enhances the comparability of its Unaudited Condensed Consolidated Financial Statements with those of many of its industry peers and aligns with how the Company internally manages and reviews costs and margin.

The Company reclassified property and equipment, net for the balance that related to its operating lease right-of-use assets to be shown as a separate line item on the Condensed Consolidated Balance Sheet as of December 31, 2021. The related operating lease liabilities and operating lease liabilities, noncurrent included within accrued liabilities and other liabilities, respectively, have also been reclassified and are shown as separate line items on the Condensed Consolidated Balance Sheet as of December 31, 2021. This reclassification had no impact on total assets and total liabilities and had no impact on loss from operations or net loss. The Company believes this reclassification is preferable because it enhances the comparability of its Unaudited Condensed Consolidated Financial Statements with those of many of its industry peers.

Recently Adopted Accounting Pronouncements
In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40); Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options, which clarifies the accounting for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after modification or exchange. The Company adopted ASU 2021-04 on January 1, 2022 and applied the applicable amendments on a prospective basis. The adoption did not have a material impact on the Company's Unaudited Condensed Consolidated Financial Statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted ASU 2019-12 on January 1, 2022 and applied the applicable amendments on a prospective basis. The adoption did not have a material impact on the Company's Unaudited Condensed Consolidated Financial Statements.

Recently Issued Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted method for calculation of diluted earnings per share for all convertible instruments. The standard is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which amends the guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU 2016-13 is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.

3. Inventory
Inventory consisted of the following:

	March 31,	December 31,
	2022	2021
	(in thousands)
Raw materials	$ 399	$ 145
Work-in-process	173	173
Finished goods	104	69
Packaging	682	467
Consignment	—	163
Inventory allowance	(95)	(95)
Total inventory, net	$ 1,263	$ 922

4. Property and Equipment

Property and equipment consisted of the following:

	March 31,	December 31,
	2022	2021
	(in thousands)
Greenhouse facility	$ 11,033	$ 10,194
Equipment	4,986	3,683
Land	3,991	4,122
Leasehold improvements	3,947	3,947
Construction-in-progress	21,549	16,375
Less: Accumulated depreciation	(1,512)	(971)
Property and equipment, net	$ 43,994	$ 37,350

Depreciation expense related to property and equipment was $541 thousand and $124 thousand for the three months ended March 31, 2022 and 2021, respectively.

5. Accrued Liabilities
Accrued liabilities consisted of the following:

	March 31,	December 31,
	2022	2021
	(in thousands)
Accrued construction expenses	$ 135	$ 11,192
Accrued insurance	1,825	2,582
Accrued payroll	273	792
Accrued agriculture expenses	294	461
Accrued legal fees	3,448	273
Accrued other	746	720
Total accrued liabilities	$ 6,721	$ 16,020

6. Debt
Debt consisted of the following:

	March 31,	December 31,
	2022	2021
	(in thousands)
Subordinated Facility	$ 16,293	$ 16,293
Unamortized deferred financing costs, Cargill Credit Agreements	(5,183)	(5,094)
Total debt	$ 11,110	$ 11,199

Agreements with Cargill Financial

In September 2021, the Company and Cargill Financial entered into (a) a credit agreement (the "Original Senior Credit Agreement") for an up to $150,000 thousand multiple-advance term loan (the "Senior Facility") and (b) a subordinated credit agreement (the "Original Subordinated Credit Agreement" and, together with the Original Senior Credit Agreement, the "Original Credit Agreements") for an up to $50,000 thousand multiple-advance subordinated term loan (the "Subordinated Facility" and, together with the Senior Facility, the "Original Facilities"). On March 14, 2022, the Company and Cargill Financial amended the Original Credit Agreements and the Original Facilities, as described in Note 13, Subsequent Events.
The interest rate on the Subordinated Facility is 10.5% per annum, with accrued interest on the agreement paid quarterly in arrears on the last business day of each calendar quarter, commencing the last business day of the calendar quarter ending December 31, 2022, and on the maturity date September 3, 2028. A total of $16,293 thousand was outstanding on the Subordinated Facility as of March 31, 2022 and December 31, 2021.

The interest rate on the Senior Facility is equal to LIBOR plus the Applicable Margin (which varies between 5.5% to 6.5% depending on the Senior Facility net leverage ratio). The maturity date of the Senior Facility will be on September 3, 2028. There were no amounts outstanding on this loan as of March 31, 2022 and December 31, 2021.
As part of the Original Credit Agreements, the Company is required to have an Interest Reserve Account. The Original Credit Agreements also require the Company to be in compliance with certain financial covenants, including specified debt coverage, net leverage, and interest coverage ratios. Additional covenants and other restrictions exist that limit the Company’s ability, among other things, to undergo a merger or consolidation, sell certain assets, create liens, guarantee certain obligations of third parties, make certain investments or acquisitions, and declare dividends or make distributions. In accordance with the Original Credit Agreements, budgets and timelines for CEA facilities also have to be approved by Cargill Financial and the Company is required to report ongoing CEA facility construction costs. The credit facility is secured with a first-priority lien against substantially all of the assets of the Company, including its intellectual property.
The Original Credit Agreements have an unused revolving line commitment fee in an amount of 125 basis points per annum of the unused portion of the Original Credit Agreements.
The Company was in compliance with all applicable covenants as of March 31, 2022.
7. Fair Value Measurements
The following table sets forth, by level within the fair value hierarchy, the accounting of the Company’s financial assets and liabilities at fair value on a recurring and nonrecurring basis according to the valuation techniques the Company uses to determine their fair value:

March 31, 2022
	Level 1	Level 2	Level 3
(in thousands)
Recurring fair value measurements
Assets:
Money market funds, included in cash and cash equivalents	$ 71,943	$ —	$ —
Total	$ 71,943	$ —	$ —

December 31, 2021
	Level 1	Level 2	Level 3
(in thousands)
Recurring fair value measurements
Assets:
Money market funds, included in cash and cash equivalents	$ 96,661	$ —	$ —
Total	$ 96,661	$ —	$ —

The fair value of the Company’s money market funds is determined using quoted market prices in active markets for identical assets.

As of March 31, 2022 and December 31, 2021, the carrying value of all other financial assets and liabilities approximated their respective fair values.

As of March 31, 2022 and December 31, 2021, the Company had no transfers between levels of the fair value hierarchy of its liabilities measured at fair value.

8. Stock-Based Compensation

Restricted Common Stock Awards

A summary of the restricted common stock awards ("RSAs") for three months ended March 31, 2022 is as follows:

	Number of Shares of Restricted Common Stock Awards	Average Grant-Date Fair Value
Unvested at December 31, 2021	5,479,451	$ 1.80
Vested	(208,682)	$ 2.66
Unvested at March 31, 2022	5,270,769	$ 1.84

The total expense of RSAs for the three months ended March 31, 2022 was $917 thousand. As of March 31, 2022, the total compensation cost related to unvested RSAs not yet recognized is $5,302 thousand. Expense for unvested RSAs not yet recognized is expected to be recognized over a weighted average period of 2.16 years.

Restricted Stock Units

A summary of the change in control restricted stock units ("RSUs") activity for the three months ended March 31, 2022 is as follows:

	Number of RSUs	Average Grant-Date Fair Value
Unvested at December 31, 2021	2,395,789	$ 9.73
Granted	7,321,188	$ 5.67
Forfeited	(49,697)	$ (9.97)
Vested	(123,884)	$ (9.83)
Unvested and outstanding at March 31, 2022	9,543,396	$ 6.61

The total expense value of RSUs for the three months ended March 31, 2022 was $10,096 thousand. There was no expense for RSUs for the three months ended March 31, 2021. As of March 31, 2022, the total compensation cost related to unvested RSUs not yet recognized is $51,525 thousand. Expense for unvested RSUs not yet recognized is expected to be recognized over a weighted average period of 2.56 years.
9. Income Taxes

For the three months ended March 31, 2022 and 2021, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.

On March 31, 2022, the Company had approximately $54,600 thousand of U.S. federal and state net operating losses. On December 31, 2021, the Company had approximately $41,800 thousand of federal and state net operating losses. These net operating loss carryforwards can be carried forward by the Company indefinitely.

10. Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period. In computing net loss per share, the Company’s unvested restricted common stock and warrants are not considered participating securities. Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. Diluted net loss per common share adjusts basic net loss per share attributable to ordinary shareholders to give effect to all potential ordinary shares that were dilutive and outstanding during the period. For the three months ended March 31, 2022 and 2021, no instrument was determined to have a dilutive effect.

Net loss per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the reverse capitalization. Subsequent to the Business Combination, net loss per share was calculated based on weighted average number of shares of common stock then outstanding.

The following table sets forth the computation of the Company’s net loss per share attributable to stockholders:

	Three Months Ended March 31,
	(in thousands, except share and per share data)
	2022	2021
Net loss	$ (25,772)	$ (9,398)
Weighted average common stock outstanding, basic and diluted	81,009,268	49,131,554
Net loss per common share, basic and diluted	$ (0.32)	$ (0.19)

The following table discloses the weighted-average shares outstanding of securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share as the impact would be anti-dilutive:

	Three Months Ended March 31,
	2022	2021
CIC Restricted Stock	5,395,590	9,679,209
Convertible Notes	—	3,095
Warrants	11,539,306	6,650

11. Commitments and Contingencies
Legal Matters
The Company has and may become party to various legal proceedings and other claims that arise in the ordinary course of business. The Company records a liability when it believes that it is probable that a loss will be incurred, and the amount of loss or range of loss can be reasonably estimated. Management is currently not aware of any matters that it expects will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

Non-Cancelable Purchase Commitments

As of March 31, 2022, the Company had the following non-cancelable purchase commitments, primarily related to software products and services used to facilitate the Company’s operations at the enterprise level.

Purchase Commitments
(in thousands)
Remainder of 2022	$ 357
2023	402
2024	204
Total lease payments	$ 963

The Company currently maintains operating leases for both buildings and equipment under short-term lease arrangements. As of March 31, 2022, the maturities of lease liabilities under non-cancelable operating leases were as follows:

Operating Leases
(in thousands)
Remainder of 2022	$ 99
2023	96
2024	90
Total lease payments	$ 285

12. Related Party Transactions
BrightMark Partners LLC Management Services Agreement

In August 2018, the Company entered into an agreement with BrightMark Partners LLC ("BrightMark"), a related party, for certain management services including management, business, operational, strategic, and advisory services. Under the agreement, management services were to be provided for an initial term of three years that automatically renewed for an additional one-year term. As consideration for the management services, the Company paid $40 thousand, including costs and expenses incurred by BrightMark on behalf of Local Bounti, as reasonably determined by both parties on a monthly basis. In March 2021, the Company and BrightMark terminated the management services agreement.

The Company incurred management fees $120 thousand for the three months ended March 31, 2021. No management fees were incurred for three months ended March 31, 2022.

McLeod Property HM LLC Commercial Lease

In June 2021, the Company entered into a commercial lease agreement with McLeod Property HM LLC ("McLeod"), a related party. The lease had a one-year term commencing on June 15, 2021 and ending June 14, 2022 or upon lease termination. The lease was terminated on March 15, 2022. The monthly rent was $3,250 per month.

"Accrued liabilities, related party" primarily represents amounts owed to BrightMark and McLeod related to the management services and commercial lease agreement, respectively, and were $26 thousand and $8 thousand as of March 31, 2022 and December 31, 2021, respectively.
13. Subsequent Events

The Company has evaluated subsequent events from the Unaudited Condensed Consolidated Balance Sheet date through the date the Unaudited Condensed Consolidated Financial Statements were issued.

On March 14, 2022, the Company entered into a definitive agreement to acquire Pete's, for total consideration of $122.5 million, subject to customary adjustments. On April 4, 2022, Company completed the Pete's Acquisition pursuant to the terms and conditions of the purchase agreements. Pursuant to the purchase agreements, Pete’s and its subsidiaries became indirect wholly owned subsidiaries of the Company.

Consideration paid by Local Bounti in connection with the Pete's Acquisition consisted of $92.5 million in cash and 5,654,000 shares of Local Bounti common stock, which had an original consideration, at the time of signing, of $30.0 million and a fair value of $50.9 million as of the date of the Pete's Acquisition. The final amount of consideration for the Pete's Acquisition remains subject to certain post-closing adjustments, including with respect to net working capital (inclusive of cash) and certain assumed liabilities.

Also, on April 4, 2022, in connection with consummating the transactions contemplated by the purchase agreements, Pete’s acquired the properties previously being leased by Pete’s from STORE Master Funding XVIII, LLC ("STORE") pursuant to certain sale-leaseback agreements between Pete’s and STORE for an aggregate purchase price of $25.8 million in cash (the “Property Acquisition”) and will be accounted for by the Company as an asset acquisition.

On March 14, 2022, Local Bounti and Local Bounti Operating Company, along with certain subsidiaries of the Company, entered into a First Amendment to Credit Agreements and Subordination Agreement (the "Amendment") to amend the Original Credit Agreements and the Original Facilities (as amended, the "Amended Facilities"). On April 4, 2022 in connection with closing of the Pete's Acquisition, (a) the Pete’s Acquisition was funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million which is anticipated to be the amount necessary to fund the Pete’s Acquisition, the Property Acquisition, the updating of the facilities to be acquired in the Pete’s Acquisition with the Company’s Stack & Flow Technology™ and certain expansion at one Pete's facility, (c) the minimum liquidity covenant was reduced from $30 million to $20 million (inclusive of existing restricted cash on the Condensed Consolidated Balance Sheets) and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee and (ii) issued 1,932,931 shares of Common Stock to Cargill Financial.

There have been no other events or transactions that occurred subsequent to March 31, 2022 that require recognition or disclosure.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our Unaudited Condensed Consolidated Financial Statements, including the Notes to those statements, included elsewhere in this Quarterly Report on Form 10-Q, and the section entitled "Cautionary Note Regarding Forward-Looking Statements." As discussed in more detail in the section entitled "Cautionary Note Regarding Forward-Looking Statements," this discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements.
Overview

Local Bounti was founded in August 2018 and is headquartered in Hamilton, Montana. Local Bounti is a producer of sustainably grown living lettuce, herbs, and loose leaf lettuce. Local Bounti’s vision is to deliver the freshest, locally grown produce over the fewest food miles possible. Local Bounti is a CEA company that utilizes patent pending Stack & Flow TechnologyTM, which is a hybrid of vertical farming and hydroponic greenhouse farming, to grow healthy food sustainably and affordably. Through its CEA process, it is our goal to produce our products in an environmentally sustainable manner that will increase harvest efficiency, limit water usage and reduce the carbon footprint of the production and distribution process. The environmental greenhouse conditions help to ensure nutritional value and taste, and the Local Bounti products are non-GMO and use significantly less pesticides and herbicides than traditional farming operations. Our products use 90% less water and 90% less land than conventional agriculture to produce. Our first CEA facility in Hamilton, Montana commenced construction in 2019 and reached full commercial operation by the second half of 2020. We completed an increase to the capacity of the Montana Facility by approximately 140% to 12 hydroponic ponds in the third quarter of 2021, which is now operational, and was fully commissioned in the fourth quarter of 2021. On April 4, 2022, we acquired Pete’s, as discussed in more detail below.

We derive the majority of our revenue from the sale of produce. We grow and package fresh greens that are sold into existing markets and channels such as food retailers and food service distributors from our Montana Facility. Sales are recognized at a point in time when control of the goods is transferred to the customer.

We intend to increase our production capacity and expand our reach to new markets, new geographies, and new customers through either the building of new facilities or through the acquisition of existing greenhouse facilities which we will update with our own technologies. Whether to to build new facilities or acquire existing facilities is determined through ongoing buy versus build analyses performed by management. We also expect to expand our product offering to new varieties of fresh greens, herbs, and other produce. We periodically offer sales incentives to our customers, including temporary price reductions. We anticipate that these promotional activities could impact sales and that changes in such activities could impact period-over-period results. Sales may also vary from period to period depending on the purchase orders we receive, the volume and mix of products sold and the channels through which our products are sold.

Following the closing of the Pete’s acquisition, the Company has advanced its activity at the Pasco, Washington facility. The site is being redesigned to further optimize operational synergies, drive best in class unit economics, and to account for synergies with Pete’s growing systems to meet demand across the combined product portfolio.

Recent Developments

Pete's Acquisition

On April 4, 2022, we acquired California-based complementary indoor farming company Pete’s. Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. Pete’s primary products include living butter lettuce – where it is a leading provider with an approximate 80 percent share of the CEA market within the Western U.S. – as well as packaged salad and cress. Pete’s has been in operation for over 50 years while focusing the last 25 years in leafy greens, has long-standing relationships with the majority of its customers, and has a demonstrated track record of generating positive EBITDA.

Local Bounti plans to install its patent pending Stack & Flow Technology™ at Pete’s facilities, combining the best aspects of vertical farming and greenhouse growing technologies to deliver higher yields of diverse leafy greens at superior unit economics. The Pete's Acquisition also allows Local Bounti to gain access to Pete’s existing retail customer base of more than 10,000 retail locations nationwide.

Environmental, Social and Governance

Conventional agriculture has been feeding the world for hundreds of years, yet given the negative impacts of climate change, it is now struggling to keep pace. Add to that the COVID–19 pandemic, and an already stressed food supply system is experiencing even more pressure. Sustainability has emerged as a global imperative, and when it comes to agriculture, it is clear we must find ways to do better. We believe growing healthy vegetables is good business, and our growing technology delivers clean produce with safer growing methods, which we believe benefits all stakeholders and differentiates us from traditional agriculture. We expect that consumer demand for clean, nutritious, locally grown, and high-quality products will increase over time.

Our compact, efficient, and local farms provide fresh produce with minimum transportation distances. Combined with our advanced technologies, the location of our facilities in less developed communities and areas with available supporting resources such as adequate water and renewable energy, we believe Local Bounti has the potential to be among the most sustainable produce suppliers in the nation.

More information on our key environmental, social and governance ("ESG") programs, goals and commitments, and key metrics can be found in our 2021 sustainability report, which is available on our website at localbounti.com/sustainability.

While we believe all of our ESG goals align with our long-term growth strategy and financial and operational priorities, they are aspirational and may change, and there is no guarantee or promise that they will be met.

Factors Affecting Our Financial Condition and Results of Operations

We expect to expend substantial resources as we:

•integrate Pete's operations into our business;

•build out the Pasco facility and invest in additional CEA facilities in the future;

•identify and invest in future growth opportunities, including new product lines;

•invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products;

•invest in product innovation and development; and

•incur additional general administration expenses, including increased finance, legal and accounting expenses associated with being a public company, and growing operations.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended March 31,
	2022	2021	$ Change
	(in thousands)
Sales	$ 282	$ 57	225
Cost of goods sold	234	45	189
Gross profit	48	12	36
Operating expenses:
Research and development	1,948	432	1,516
Selling, general and administrative	22,259	8,294	13,965
Total operating expenses	24,207	8,726	15,481
Loss from operations	(24,159)	(8,714)	(15,445)
Other income (expense):
Management fee income	30	20	10
Convertible Notes fair value adjustment	—	(299)	299
Interest expense, net	(1,643)	(405)	(1,238)
Net loss	$ (25,772)	$ (9,398)	(16,374)

The following sections discuss and analyze the changes in the significant line items in our Unaudited Condensed Consolidated Statements of Operations for the comparative periods in the table above.

Sales

Sales of Produce

We derive the majority of our revenue from the sales of produce. Sales of produce increased by $225 thousand to $282 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due to increased commercial production of fresh greens at the Montana Facility resulting in our produce being sold in more than 500 retail locations as of March 31, 2022 as compared to 80 retail locations as of March 31, 2021.

Cost of Goods Sold

Cost of goods sold consists primarily of costs related to growing produce at the Montana Facility, including labor, seeds and other input supplies, packaging materials, depreciation, and utilities. These facilities will incur similar costs directly related to growing and selling of our products. We expect that, over time, cost of goods sold will decrease as a percentage of sales, as a result of scaling our business.

Cost of goods sold increased by $189 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due primarily to increased sales during the three months ended March 31, 2022 as compared to the three months ended March 31, 2021.

Research and Development

Research and development expenses consist primarily of compensation to employees engaged in research and development activities, including salaries and related benefits, in addition to related overhead (including depreciation, utilities and other related allocated expenses), as well as supplies and services related to the development of our growing process. Our research and development efforts are focused on the development of our processes utilizing our CEA facility, increasing production yields, and developing new SKUs. Due to our ongoing research and development, we are generating approximately 26 crop turns annually for our commercial loose-leaf lettuce, which compares to approximately 17 to 22 turns annually as of December 31, 2021. We expect, over time, that research and development will decrease as a percentage of sales, as a result of the establishment of our growing process.

Research and development costs increased by $1,516 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due to increased investment in research and development as we continue to expand our product offering and refine our growing process. We incurred costs for research and development including production, harvesting, post-harvest packaging, as well as production surplus costs related to the development of our production process.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses consist of expenses for stock-based compensation, salaries, professional services, human resources and recruiting, and marketing and advertising, among others. We expect selling, general and administrative expenses to increase for the foreseeable future as we increase the number of employees to support the growth of our business, and as a result of operating as a public company, including additional costs and expenses associated with compliance with Securities and Exchange Commission (the "SEC") rules, legal, audit, insurance, investor relations, and other administrative and professional services.

Selling, general, and administrative expenses increased by $13,965 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due to a $6,071 thousand increase in stock-based compensation expense driven by the vesting of stock awards and additional stock awards granted during the three months ended March 31, 2022, a $3,901 thousand increase in transaction costs due to the acquisition of Pete's, a $3,060 thousand increase in salaries and wages due to increased headcount from Company growth and to support operations as a public company, and a $466 thousand increase in legal and other professional fees.

Management Fee Income

Management fee income relates to the management fee we receive for managing the Montana Facility and performing maintenance under a related party property maintenance and management services agreement with Grow Bitterroot, which commenced in June 2020. Management fee income increased by $10 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021.

Convertible Notes Fair Value Adjustment

During 2021, we entered into a series of identical convertible long-term notes with various parties with a face value of $26,050 thousand and bears interest at 8% with a maturity date of February 8, 2023 (the "Convertible Notes"). All Convertible Notes were converted into shares of common stock in connection with the Business Combination on November 19, 2021.

We measure Convertible Notes at fair value based on significant inputs not observable in the market, resulting in these Convertible Notes being classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of Convertible Notes relate to updated assumptions and estimates are recognized as a Convertible Notes fair value adjustment within the results of operations. Convertible Notes fair value adjustment was $299 thousand for the three months ended March 31, 2021. As all the Convertible Notes were converted into shares of common stock in connection with the Business Combination on November 19, 2021, there was no fair value adjustment for the three months ended March 31, 2022.

Interest Expense, net

Interest expense consists primarily of interest expense related to the loans with Cargill Financial, interest recognized per the terms of our various financing obligations related to the Montana Facility, and the Convertible Notes. Interest expense, net increased by $1,238 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase is primarily due to an increase of $1,079 thousand for interest, unused commitment fee, and loan origination fee amortization expense related to debt with Cargill Financial and a $230 thousand increase in interest expense from the financing element of our sale leaseback with Grow Bitterroot. The increase in interest expense was partially offset by a decrease in interest expense of $85 thousand for interest expense related to our Convertible Notes as they were all converted into shares of common stock in connection with the Business Combination on November 19, 2021.

Liquidity and Capital Resources

Cash, cash equivalents, and restricted cash totaled $76,390 thousand and $101,077 thousand as of March 31, 2022 and December 31, 2021, respectively. Currently, our primary sources of liquidity are cash flows generated from the successful completion of the Business Combination, loans with Cargill Financial, and revenue from the sales of our produce. We incurred losses and generated negative cash flows from operations since our inception in 2018. At March 31, 2022, we had an accumulated deficit of $94,014 thousand.

The CEA business is capital-intensive. Expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, the expansion of our Montana Facility, the construction of our Pasco facility, and acquisition of existing greenhouse facilities. In addition, other costs may arise due to our scaling and growing process, and the continued development of additional properties for CEA facilities. Other unanticipated costs may arise due to the unique nature of the high-tech CEA facilities, and the purchase and development of additional properties for future facilities. We also expect to expend significant resources as we invest in CEA technology, develop value-added products and pursue other strategic investments in the CEA industry.

We believe that our current cash position and borrowing capacity under our credit facilities are sufficient to fund our cash requirements for the next 12 months. In the event that our plans change or our cash requirements are greater than we anticipate, we may need to access the capital markets to finance future cash requirements. However, there can be no assurance that such financing will be available to us should we need it or, if available, that the terms will be satisfactory to us and not dilutive to existing shareholders. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations.

Cargill Loans

In March 2021, the Company entered into a loan with Cargill Financial to finance the general working capital for the Company. This loan had a principal balance of up to $10,000 thousand and bore interest at 8% per annum with a maturity date of March 22, 2022. In September 2021, this loan was repaid in full. In connection with the original loan, the lender also received 705,883 warrants. The warrants are still outstanding.

In September 2021, we entered into the Subordinated Facility with Cargill Financial, for up to $50,000 thousand. The interest rate on the Subordinated Facility is 10.5% per annum, with accrued interest paid quarterly in arrears on the last business day of each calendar quarter, commencing on the last business day of the calendar quarter ending December 31, 2022, and on the maturity date. A total of $16,293 thousand was outstanding on the Subordinated Facility as of March 31, 2022. The Subordinated Facility is included in "Long-term debt" on the Condensed Consolidated Balance Sheet.

In September 2021, we also entered into the Senior Facility with Cargill Financial whereby Cargill Financial agreed to make advances to the Company of up to $150,000 thousand. The interest rate on the Senior Facility will be equal to the LIBOR plus an Applicable Margin (which varies between 5.5% to 6.5% depending on the Senior Facility net leverage ratio). The Senior Facility became available upon the completion of the Business Combination. As of March 31, 2022, no amounts had been drawn on the Senior Facility.

On March 14, 2022, Local Bounti and Local Bounti Operating Company, along with certain subsidiaries of the Company, entered into the Amendment to amend the Original Credit Agreements and the Original Facilities. On April 4, 2022 in connection with closing of the Pete's Acquisition, (a) the Pete’s Acquisition was funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million which is anticipated to be the amount necessary to fund the Pete’s Acquisition, the Property Acquisition, the updating of the facilities to be acquired in the Pete’s Acquisition with the Company’s Stack & Flow Technology™ and certain expansion at one Pete's facility, (c) the minimum liquidity covenant was reduced from $30 million to $20 million (inclusive of existing restricted cash on the Consolidated Balance Sheets) and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee and (ii) issued 1,932,931 shares of Common Stock to Cargill Financial.

Cash Flow Analysis

A summary of our cash flows from operating, investing, and financing activities is presented in the following table:

	Three Months Ended March 31,
	(in thousands)
	2022	2021
Net cash used in operating activities	$ (10,085)	$ (3,223)
Net cash used in investing activities	(14,673)	(1,070)
Net cash provided by financing activities	71	21,604
Cash and cash equivalents and restricted cash at beginning of period	101,077	45
Cash and cash equivalents and restricted cash at end of period	$ 76,390	$ 17,356

Net Cash Used In Operating Activities

Net cash used in operating activities was $10,085 thousand for the three months ended March 31, 2022 due to a net loss of $25,772 thousand. This was partially offset by non-cash activities of $11,013 thousand in stock-based compensation expense and $541 thousand in depreciation expense. Additional offset was also due to $3,716 thousand net increase of cash from changes in assets and liabilities.

Net cash used in operating activities was $3,223 thousand for the three months ended March 31, 2021 due to a net loss of $9,398 thousand, partially offset by non-cash activities of $4,942 thousand in stock-based compensation expense, $299 thousand in fair value adjustments to the Convertible Notes, and $124 thousand in depreciation expense. Additional offset was also due to $843 thousand net increase of cash from changes in assets and liabilities.

Net Cash Used In Investing Activities

Net cash used in investing activities was $14,673 thousand for the three months ended March 31, 2022, due primarily to purchases of equipment and other items for the Pasco and the Montana CEA facility.

Net cash used in investing activities was $1,070 thousand for the three months ended March 31, 2021, due to purchases of property and equipment for the Montana Facility.

Net Cash Provided By Financing Activities

Net cash provided by financing activities was $71 thousand for the three months ended March 31, 2022, comprised of $71 thousand of net proceeds from financing obligations related to the sale leaseback transaction with Grow Bitterroot for the Montana Facility.

Net cash provided by financing activities was $21,604 thousand for the three months ended March 31, 2021, due to proceeds of $10,700 thousand from the issuance of Convertible Notes, proceeds of $10,388 thousand from the issuance of debt, and proceeds of $1,066 thousand from financing obligations related to the sale leaseback transaction with Grow Bitterroot for the Montana Facility. This increase was partially offset by a $550 thousand cash repayment of debt.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

There have been no changes to the Company’s critical accounting policies and estimates from those described under “Critical Accounting Policies and Estimates” in the Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2021.

Recent Accounting Pronouncements

For more information about recent accounting pronouncements, see Note 2 of the Unaudited Condensed Consolidated Financial Statements, which is incorporated into this Item 2 by reference thereto.

Item 3. Quantitative and Qualitative Disclosures About Market Risk
Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.

Interest Rate Risk

Borrowings under the Senior Facility bears interest based on LIBOR plus the Applicable Margin (which varies between 5.5% to 6.5% depending on the Senior Facility net leverage ratio). As such, this debt instrument exposes us to market risk for changes in interest rates. There was no outstanding balance under the Senior Facility as of March 31, 2022. We do not currently hedge against interest rate risk.
Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Co-Chief Executive Officers and Chief Financial Officer, has evaluated our disclosure controls and procedures, as such term is defined under Exchange Act Rule 13a-15(e). Based on such evaluation, our Co-Chief Executive Officers and Chief Financial Officer concluded that as of March 31, 2022, our disclosure controls and procedures were not effective due to the continuing material weakness in internal control over financial reporting related to the lack of adequate finance and accounting personnel as disclosed in "Part II. Item 9A. Controls and Procedures" in our Annual Report on Form 10-K for the year ended December 31, 2021.

Remediation Plan

Management is continuing to implement the remediation plan as disclosed in "Part II. Item 9A. Controls and Procedures" in our Annual Report on Form 10-K for the year ended December 31, 2021, to ensure that the deficiency contributing to the material weakness is remediated such that this control will operate effectively.

We believe that these actions, and the improvements we expect to achieve as a result, will effectively remediate the material weakness. However, the material weakness in our internal control over financial reporting will not be considered remediated until management has concluded, through testing, that controls are designed effectively.

Changes in Internal Control over Financial Reporting

Other than as described above, no change in our internal control over financial reporting (as such term is defined in Exchange Act Rule 13a-15(f)) occurred during the three months ended March 31, 2022 that materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION
Item 1. Legal Proceedings
See Note 11, Commitments and Contingencies, to the Unaudited Condensed Consolidated Financial Statements for information regarding legal proceedings, if any, in which the Company is involved.

Item 1A. Risk Factors

A description of the risks and uncertainties associated with our business is set forth below. You should carefully consider such risks and uncertainties, together with the other information contained in this report, and in our other public filings. If any of such risks and uncertainties actually occurs, our business, financial condition, or operating results could differ materially from the plans, projections, and other forward-looking statements included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Quarterly Report on Form 10-Q and in our other public filings. In addition, if any of the following risks and uncertainties, or if any other risks and uncertainties, actually occurs, our business, financial condition, or operating results could be harmed substantially, which could cause the market price of our stock to decline, perhaps significantly.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

•Local Bounti is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. Local Bounti has only recently started to generate revenue and its ability to continue to generate revenue is uncertain given Local Bounti’s limited operating history. Local Bounti may never achieve or sustain profitability. Local Bounti’s business could be adversely affected if it fails to effectively manage its future growth.

•Local Bounti will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force Local Bounti to delay, limit, reduce or terminate its operations and future growth.

•The liabilities, risks and costs associated with the Pete’s Acquisition and the integration of Pete’s operations with our own operations may detract from our core CEA operations.

•Local Bounti’s plans and strategic initiatives for Pete’s assume it will be able to successfully integrate Pete’s business, implement its technologies into Pete’s existing greenhouse facilities and utilize Pete’s existing customer and distribution channels; however, various factors both outside and within Local Bounti’s control may affect its ability to successfully do so, and, if Local Bounti is unsuccessful in integrating Pete’s operations into its own, the Company may never realize the anticipated benefits of the Pete’s Acquisition.

•Local Bounti may acquire additional greenhouses or other indoor farming operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate additional acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

•Local Bounti currently relies on a limited number of facilities for its operations.

•Local Bounti’s first facility has been in operation at commercial capacity for less than 18 months, which makes it difficult to forecast future results of operations.

•Local Bounti’s estimates of market opportunity and forecasts of market growth rely in part upon assumptions and analyses developed by Local Bounti. If these assumptions and analyses prove to be incorrect, Local Bounti’s actual operating results may suffer.

•The build-out of new facilities and retrofitting of acquired facilities will require significant expenditures for capital improvements and operating expenses and may be subject to delays in construction and unexpected costs due to governmental approvals and permitting requirements, reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices.

•Local Bounti’s ability to decrease its cost of goods sold over time is dependent on its ability to scale its operations and Local Bounti may not be able to achieve such decreases due to factors outside of its control such as inflation or global supply chain interruptions.

•Any damage to or problems with Local Bounti’s CEA facilities could severely impact Local Bounti’s operations and financial condition.

•Local Bounti depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact its business, results of operations and financial condition.

•If Local Bounti fails to develop and maintain its brand, its business could suffer.

•Local Bounti’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, Local Bounti’s business could fail to grow at similar rates, if at all.

•The effects of COVID-19,including the impact of new variants, and other potential future public health crises, epidemics, pandemics or similar events on Local Bounti’s business, operating results and cash flows are uncertain.

•If Local Bounti cannot maintain its company culture or focus on its vision as it grows, Local Bounti’s business and competitive position may be harmed.

•Local Bounti may be unable to successfully execute on its growth strategy.

•Local Bounti’s operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.

•If Local Bounti’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

•Local Bounti will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

•Local Bounti’s ability to use net operating loss carryforwards (“NOLs”) and certain other tax attributes may be limited.

•Local Bounti faces risks inherent in the CEA business, including the risks of diseases and pests.

•Local Bounti may not be able to compete successfully in the highly competitive natural food market.

•Local Bounti’s ability to generate and grow revenue is dependent on its ability to increase the yield in each of the anticipated product lines it intends to grow. If Local Bounti is unable to increase the yield in each or most of these product lines, Local Bounti’s projection may not be achieved on currently anticipated timelines or at all.

•Local Bounti may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause Local Bounti to incur substantial costs.

•The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with Local Bounti.

•Local Bounti relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to effectively operate its business.

•Local Bounti could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on Local Bounti’s business.

•Demand for lettuce, cilantro, basil and other greens and herbs is subject to seasonal fluctuations and may adversely impact Local Bounti’s results of operations in certain quarters.

•Local Bounti has an agreement with Cargill Financial for a $170 million term loan credit facility. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, if there is an occurrence of an uncured event of default, Cargill Financial has the right to foreclose on all Local Bounti assets, and securities in the Company could be rendered worthless.

Risks Related to Local Bounti’s Business

Local Bounti is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. Local Bounti has only recently started to generate revenue and its ability to continue to generate revenue is uncertain given Local Bounti’s limited operating history. Local Bounti may never achieve or sustain profitability. Local Bounti’s business could be adversely affected if it fails to effectively manage its future growth.

Local Bounti has only recently started to generate revenue and given that it has limited operating history, Local Bounti’s ability to continue to generate revenue is uncertain. Local Bounti believes it will continue to incur net losses for the foreseeable future as it continues its facility expansion and commercial sales of its products. Local Bounti expects to expend substantial resources as it:

•operates its existing facilities;

•completes the construction of other facilities for which building has commenced or is expected to commence in the near term;

•identifies and invests in future growth opportunities, including expansion into new markets, development of new facilities, introduction of new products, and commercialization of new crops;

•invests in creating and protecting intellectual property; and

•incurs additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

Supporting the growth of Local Bounti’s business will place significant demands on its management and operations teams and will require resources, financial and otherwise, which may not be available in a cost-effective manner. If Local Bounti does not effectively manage its growth strategy, execute on its business plan, respond to competitive pressures, take advantage of market opportunities, or satisfy customer requirements, there could be adverse effects on Local Bounti’s business, financial condition and results of operations.

These expenditures alternatively may not result in the growth of Local Bounti’s business, which could adversely affect Local Bounti’s financial condition and results of operations.

Local Bounti will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force Local Bounti to delay, limit, reduce or terminate its operations and future growth.

The CEA business is extremely capital-intensive and Local Bounti expects to expend significant resources to complete the build-out of its facilities, scale its production capacity, and invest in its technology platform, capabilities, and new products. These expenditures are expected to include costs of constructing and commissioning new facilities, costs associated with growing plants for sale, such as electricity and packaging, working capital, costs of attracting and retaining a skilled local labor force, and costs associated with research and development in support of future commercial opportunities.

Local Bounti expects that its existing cash and credit available under its loan agreements will be sufficient to fund its planned operating expenses, capital expenditure requirements and any debt service payments through at least the next 12 months. However, Local Bounti’s operating plan may change because of factors currently unknown, and Local Bounti may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect Local Bounti’s business. In addition, Local Bounti may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Local Bounti on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Local Bounti to operate its business or implement its growth plans.

Local Bounti currently relies on a limited number of facilities for its operations.

Local Bounti has three operating facilities in Montana and California, has a fourth facility under construction in Georgia, and has advanced its activity toward a facility in Washington. Adverse changes or developments affecting Local Bounti’s facilities could impair Local Bounti’s ability to produce its products. Any shutdown or period of reduced production, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond Local Bounti’s control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would significantly disrupt Local Bounti’s ability to grow and deliver its produce in a timely manner, meet its contractual obligations and operate its business. Local Bounti’s greenhouse equipment is costly to replace or repair, and its equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars or other factors. If any material amount of Local Bounti’s machinery were damaged, Local Bounti would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect Local Bounti’s business, financial condition and operating results.

Local Bounti’s first facility has been in operation at commercial capacity for less than 18 months, which makes it difficult to forecast future results of operations.

The Montana Facility began commercial operations in the second half of 2020, marking the beginning of Local Bounti’s first growing season. As a result, Local Bounti’s ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. In future periods, revenue growth could slow or revenue could decline for a number of reasons, including slowing demand for Local Bounti’s products, increasing competition, a decrease in the growth of the overall market, or Local Bounti’s failure, for any reason, to take advantage of growth opportunities. If Local Bounti’s assumptions regarding these risks and uncertainties and future revenue growth are incorrect or change, or if Local Bounti does not address these risks successfully, its operating and financial results could differ materially from Local Bounti’s expectations, and its business could suffer.

The build-out of new facilities will require significant expenditures for capital improvements and operating expenses and may be subject to delays in construction and unexpected costs due to governmental approvals and permitting requirements, reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices.

Local Bounti’s build-out of new CEA facilities will be dependent on a number of key inputs and their related costs including materials such as steel, concrete, glass, electrical and mechanical components and other supplies, as well as electricity and other local utilities. Local Bounti intends to use substantial pre-engineered, pre-fabricated and standardized components when building our modular facilities. We have developed key partnerships with agricultural and equipment vendors for construction of future CEA facilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact Local Bounti’s business, financial condition and operating results. Moreover, volatile economic conditions may make it more likely that our suppliers and manufacturers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. In addition, international supply chains may be impacted by events outside of our control, including but not limited to the COVID-19 pandemic or the current conflict between Russia and Ukraine, and limit our ability to procure timely delivery of supplies or finished goods and services. Local Bounti plans to rely on local contractors for the building of its second CEA facility and may rely on local contractors to build or update future CEA facilities. If Local Bounti or its contractors encounter unexpected costs, delays or other problems in building any CEA facility, Local Bounti’s financial position and ability to execute on its growth strategy could be negatively affected. Any inability to secure required materials and services to build out such facility, or to do so on appropriate terms, could have a materially adverse impact on Local Bounti’s business, financial condition and operating results. Local Bounti may also face unexpected delays in obtaining the required governmental permits and approvals in connection with the build-out of its planned facilities which could require significant time and financial resources and delay its ability to operate these facilities.

The costs to procure such materials and services to build new facilities may fluctuate widely based on the impact of numerous factors beyond Local Bounti’s control including, international, economic and political trends, foreign currency fluctuations, expectations of inflation, global or regional consumptive patterns, speculative activities and increased or improved production and distribution methods.COVID-19, including new variants such as “Delta” and “Omicron,” continues to impact worldwide economic activity, and the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, which are creating disruption in global supply chains such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors. The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services required for Local Bounti to construct and commission new facilities, which may lead to increased costs or delays that could materially and adversely affect Local Bounti’s business.

Global demand on shipping and transport services may cause Local Bounti to experience delays in the future, which could impact Local Bounti’s ability to obtain materials or build its facilities in a timely manner. These factors could otherwise disrupt Local Bounti’s operations and could negatively impact its business, financial condition and results of operations. Logistical problems, unexpected costs, and delays in facility construction, whether or not caused by the COVID-19 pandemic, which cannot be directly controlled by Local Bounti, can cause prolonged disruption to or increased costs of third-party transportation services used to ship materials, which could negatively affect Local Bounti’s facility building schedule, and more generally its business, financial condition, results of operations and prospects. If Local Bounti experiences significant unexpected delays in construction, it may have to delay or limit its production depending on the timing and extent of the delays, which could harm Local Bounti’s business, financial condition and results of operation.

Local Bounti’s ability to decrease its cost of goods sold over time is dependent on its ability to scale its operations and Local Bounti may not be able to achieve such decreases due to factors outside of its control such as inflation or global supply chain interruptions.

Local Bounti’s future profitability will depend on, among other things, its ability to scale its operations and continuously reduce its cost of goods, enabling Local Bounti to remain cost competitive. Despite Local Bounti’s efforts to scale its operations, Local Bounti may not be able to decrease its costs of goods due to factors outside of Local Bounti’s control, such as inflation or global supply chain interruptions. Periods of inflation or expectations of inflation could increase Local Bounti’s costs of doing business, which is typically an expense recovered through increased product prices. Furthermore, Local Bounti’s reliance on third parties to procure certain raw goods from supplier partners throughout the world exposes Local Bounti to risks including reduced control over product costs, product supply and delivery delays. Global supply chain interruptions may make it difficult for suppliers to ship their goods due to reduced capacity at distribution facilities and transportation networks, which may cause an increase in shipping costs. The loss or disruption of supply arrangements and inflation are factors outside of Local Bounti’s control which could materially affect Local Bounti’s ability to decrease its costs for goods over time.

Any damage to or problems with Local Bounti’s CEA facilities could severely impact Local Bounti’s operations and financial condition.

If Local Bounti is unable to attain reliable performance of its facilities, there could be severe adverse impact on its business. Local Bounti faces risks including, but not limited to:

•Production Scale. Local Bounti’s strategy to develop new commercial facilities includes the expected operation of facilities that are at meaningfully larger production scale than its existing Montana Facility. Local Bounti may encounter unexpected challenges as it operates larger facilities, which could cause it to be unable to operate larger facilities reliably. The inability to operate larger facilities would have a material negative impact on Local Bounti’s business and financial condition.

•Channel Mix. Local Bounti relies on making assumptions about the expected channel mix of its facilities. Demand for Local Bounti’s products fluctuates due to changes in customer orders which typically do not work on long-term contracts in the produce industry. If Local Bounti is not correct in forecasting demand by channel to achieve its expected results, it may experience a reduced average sales price or a supply-demand imbalance, which could negatively affect its financial performance. Demand for loose leaf lettuce products may also be subject to some degree of seasonality due to consumer behavior. As a result, comparisons of Local Bounti’s sales and operating results between different periods may not necessarily be meaningful comparisons. If Local Bounti is unable to operate facilities to reliably achieve the target channel mix on average, there could be material adverse effects on its business, operational results, and financial performance.

•Energy Interruption. Local Bounti grows plants with and without sunlight, thus requiring lighting technology and adequate power supply as primary factors of production. Local Bounti considers the reliability of utilities and related infrastructure as a key factor in its site selection criteria for facility locations. Local Bounti may use generators to maintain energy supply in the case of an outage, but there is no guarantee that power can be maintained or that generators will provide full or redundant coverage to maintain normal operations in the event of a power outage, which could result in reduced crop yield, negative effects on crop quality, or more generally adverse impact to Local Bounti’s results of operations.

•Labor. Local Bounti depends on the know-how of its employees and farm operations teams, their experience, and their oversight of the operations of its facilities. Local Bounti relies on access to competitive, local labor supply, including skilled and unskilled positions, to operate its facilities consistently and reliably. Any issues affecting Local Bounti’s access to or relations with workers could negatively affect facility operations or financial condition.

•Food Safety and Quality Assurance. Local Bounti is subject to food and safety standards set forth by its own internal practices and by regulatory authorities, including the USDA as Harmonized Good Agricultural Practices (GAP Plus+). The Company is also subject to FDA requirements, including requirements being implemented pursuant to the Food Safety Modernization Act (“FSMA”). Local Bounti’s ability to operate facilities reliably may be interrupted for some period of time, or permanently, by any widespread food safety or quality issues involving loose leaf lettuce or other fresh produce, even if not involving Local Bounti’s facilities or products at all. Such events could erode consumer confidence in and demand for Local Bounti’s products, which could impact its ability to operate facilities reliably, and could generally cause serious adverse effects to Local Bounti’s business and financial condition.

•Weather. Local Bounti’s ability to operate facilities reliably may be adversely affected by severe weather including hurricanes, tornados, lightning strikes, wind, snow, hail and rain. Such weather events could cause damage or destruction to all or part of Local Bounti’s facilities, could interrupt the supply of labor or other inputs necessary to operate the facility, and could affect the customers or distribution channels. In connection with the impact of unpredictable natural disasters, Local Bounti could experience significant delays in or stoppage of production. Severe weather events or natural disasters could result in significant losses and seriously disrupt Local Bounti’s business.

•Community Actions. Local Bounti’s failure to engage with and align with communities could lead to community actions that impact facilities access and operations. Such actions could impact individual or even groups of facilities.

•Other Factors Affecting Reliability of Facility Operations. In general, if Local Bounti is unable to grow and harvest product to its internal yield targets and quality standards, package and distribute product, sell at competitive prices, or maintain consistent access to the supply inputs necessary to operate facilities reliably, its operational performance and financial condition could be materially and negatively affected.

In addition, Local Bounti may experience unexpected delays in building its facilities for a variety of reasons, including limited labor due to COVID-19 or other factors, unexpected construction problems or supply chain disruptions, all of which could harm Local Bounti’s business, financial condition and results of operation.

We may acquire greenhouses or other indoor farming operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of greenhouses or other indoor farming operations, and other assets in the future. We also may enter into relationships with other businesses to expand our business.

Any acquisition or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the business strategy, sales plans, technologies, products, distribution channels, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their facilities are not easily adapted to work with our technology, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, customers’ experience with the acquired company prior to acquisition, or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of these transactions, we may:

•issue additional equity securities that would dilute our existing stockholders;

•use cash that we may need in the future to operate our business;

•encounter difficulties retaining key employees of the acquired company or integrating diverse facility operations or business cultures;

•incur large charges or substantial liabilities;

•incur additional debt on terms unfavorable to us or that we are unable to repay;

•divert our resources to understand and comply with new jurisdictions if such acquired company is in a new country; and/or

•become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Local Bounti depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact its business, results of operations and financial condition.

Local Bounti’s operations require significant labor, and the growing season for indoor vertical farming is year-round. There is competition for skilled agricultural labor and even if Local Bounti is able to identify, hire and train its labor force, there is no guarantee that Local Bounti will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict Local Bounti’s ability to operate its facilities profitably, or at all.

In addition, Local Bounti’s success and future growth depend largely upon the continued services of its executive officers as well as other key team members. These executives and key team members have been primarily responsible for determining the strategic direction of the business and executing Local Bounti’s growth strategy and are integral to Local Bounti’s brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in Local Bounti’s executive management team or other key team members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers or key team members, or the failure by the executive team and key team members to effectively work together and lead the Company, could harm Local Bounti’s business. Local Bounti’s earlier growth stage may result in less management depth with less established succession planning than may be found in later-stage companies.

In addition, efforts by labor unions to organize Local Bounti’s employees could divert management attention away from regular day-to-day operations and increase its operating expenses. Labor unions may make attempts to organize Local Bounti’s non-unionized employees. Local Bounti is not aware of any activities relating to union organizations at its current facilities, but it cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. If Local Bounti is unable to negotiate acceptable collective bargaining agreements, it may have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of any work stoppage, Local Bounti’s operating expenses could increase significantly, which could negatively impact its financial condition, results of operations and cash flows.

If Local Bounti fails to develop and maintain its brand, its business could suffer.

The Local Bounti brand is recognized for creating clean, nutritious, locally-grown and high-quality products, which Local Bounti believes to be differentiated and enabled by its technology platform. Local Bounti’s success depends, in part, on its ability to maintain and grow the value of the Local Bounti brand. Promoting and positioning Local Bounti’s brand and reputation will depend on, among other factors, the success of its product offerings, food safety and quality assurance, its marketing and merchandising efforts, its continued focus on the environment and sustainability, and its ability to provide consistent, high-quality products to customers. Any negative publicity, regardless of its accuracy, could impair Local Bounti’s business.

Use of social and digital media by Local Bounti, its consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about Local Bounti, its partners, or its products on social or digital media could seriously damage Local Bounti’s brand and reputation. Brand value is based on perceptions of subjective qualities, and any incident that erodes the confidence of Local Bounti’s consumers, customers, distributors, or other strategic partners, including adverse publicity or a governmental investigation, litigation or regulatory enforcement action, could reduce the value of Local Bounti’s brand and materially damage its business. If Local Bounti does not achieve and maintain favorable perception of its brand, Local Bounti’s business, financial condition and results of operations could be adversely affected.

Local Bounti’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, Local Bounti’s business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those Local Bounti has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The ongoing COVID-19 pandemic and related economic impact creates additional uncertainty. Variables that go into the calculation of Local Bounti’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase Local Bounti’s products at all or generate any particular level of revenue for Local Bounti. Any expansion in Local Bounti’s market depends on a number of factors, including the cost and perceived value associated with its product and those of its competitors. Even if the market in which Local Bounti competes meets the size estimates and growth forecasts, Local Bounti’s business could fail to grow at the rate it anticipates, if at all. Local Bounti’s growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth, should not be taken as indicative of Local Bounti’s future revenue or growth prospects.

The effects of COVID-19, including the impact of new variants, and other potential future public health crises, epidemics, pandemics or similar events on Local Bounti’s business, operating results and cash flows are uncertain.

In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect Local Bounti’s operations and demand for its products.
While Local Bounti has been able to continuously operate through the COVID-19 pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact Local Bounti’s business, financial condition and cash flows. Although Local Bounti’s business is considered an “essential business,” the COVID-19 pandemic could result in labor shortages, which could result in Local Bounti’s inability to plant and harvest crops at full capacity and could result in spoilage or loss of unharvested crops. The impact of COVID-19 on any of Local Bounti’s suppliers, distributors, transportation or logistics providers may negatively affect its costs of operation and supply chain. If the disruptions caused by COVID-19, including decreased availability of labor, continue for an extended period, Local Bounti’s ability to meet the demands of distributors and customers may be materially impacted.

Further, COVID-19 may impact customer and consumer demand. Retail and grocery stores may be impacted if governments continue to implement regional business closures, quarantines, travel restrictions and other social distancing directives to slow the spread of the virus. There may also be significant reductions or volatility in consumer demand for Local Bounti products due to travel restrictions or social distancing directives, as well as the temporary inability of consumers to purchase these products due to illness, quarantine or financial hardship, shifts in demand away from one or more of Local Bounti products, decreased consumer confidence and spending or pantry-loading activity, any of which may negatively impact Local Bounti’s results, including as a result of an increased difficulty in planning for operations and future growing seasons.

The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services required for Local Bounti to expand its business, such as those needed to construct and commission new farming facilities, which may lead to increased costs or delays that could materially and adversely affect Local Bounti’s business.

The extent of COVID-19’s effect on Local Bounti’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, the emergence and spread of new variants of the virus, including the “Delta” and “Omicron” variants, the development and availability of effective treatments and vaccines, the speed at which vaccines are administered, the efficacy of vaccines against the virus and evolving strains or variants of the virus, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on Local Bounti’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact Local Bounti’s business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

If Local Bounti cannot maintain its company culture or focus on its vision as it grows, Local Bounti’s business and competitive position may be harmed.

Local Bounti strives to deliver the freshest, locally grown produce. Local Bounti relies on its people, their experience, and their relationships. Any failure to preserve Local Bounti’s culture or any loss of focus on the Company’s mission could negatively affect its ability to retain and recruit personnel, which is critical to growth and pursuit of its strategic goals. As Local Bounti increases its number of employees and develops the infrastructure of a public company, it may find it difficult to maintain important values. If Local Bounti fails to maintain its company culture or mission, its business and competitive position may be harmed.

Local Bounti may be unable to successfully execute on its growth strategy.

Local Bounti may not be successful in implementing its growth strategy which includes the development of new commercial facilities and the expansion of its product lines and technological capabilities.

New Facilities Expansion. The Company’s strategy to develop new CEA facilities has required and will continue to require substantial time and resources. Local Bounti expects to make significant investments to identify attractive markets, select and control sites, perform engineering design and local permitting, construct and commission new facilities, among other activities.

These facilities require sizeable, useable space for agricultural production, including site-specific requirements such as sufficient access to, reliability of, and cost of utilities and other infrastructure; the ability to obtain the appropriate permits and approvals; adequate local labor availability; road access for input supply and distribution of output for sale; among other requirements.

Local Bounti depends on third party general contractors to build its facilities. If Local Bounti does not effectively manage these projects and relationships, new facilities may not be completed on schedule or within allocated budgets. These delays and increased costs could adversely affect Local Bounti’s financial results.

Local Bounti may be unsuccessful in identifying available future sites that support its planned growth strategy, and even if identified, Local Bounti may not be able to lease or purchase the land for any number of reasons. Because of the capital-intensive nature of these projects, Local Bounti will need to prioritize which target regions and which sites it plans to develop, and there can be no guarantee that Local Bounti will select or prioritize sites that will ultimately prove to be appropriate for construction or for operation. Further, Local Bounti may spend time and resources developing sites that may never become developed into facilities or may be developed at the expense of other appropriate sites, which may ultimately have been a better selection for reasons such as profitability, operational reliability, or market accessibility.

If Local Bounti does not align production capacity of its new commercial facilities with consumer demand and efficient distribution channels, or if Local Bounti does not maintain competitive pricing, it may have underutilized assets which do not perform to expected operational results or profitability, which could adversely affect its business, financial condition and results of operations.

Local Bounti’s ability to compete successfully in new geographies depends on its ability to secure placement of its product with new customers, some of which the Company does not have existing relationships with today. Local Bounti’s current strategy for new facility development depends on securing new customers such as food retailers and food service distributors. If Local Bounti does not secure placement of its product with customers that can be supplied from new facilities, its business, financial condition and results of operations could be adversely affected.

Similarly, to date, Local Bounti’s products have only been available commercially in the northwestern United States. When entering new geographies or markets, Local Bounti may not attract consumers at the same rate, due to factors such as demographics, price, product selection, brand perception or awareness, or other reasons. If Local Bounti does not attract demand for its products in new markets, its business, financial condition and results of operations could be adversely affected.

Local Bounti’s strategy for new facility development depends on operating facilities that are at significantly larger production scale than its existing facilities. Local Bounti may encounter unexpected challenges at larger facilities, which may be related to construction, engineering and design, operations and logistics, sales and marketing, ramp-up schedule to full capacity, or otherwise.

If Local Bounti is unable to develop and operate facilities at a larger scale than existing facilities, its business, financial condition and results of operations could be adversely affected.

Expansion of Loose Leaf Lettuce Product Portfolio. Local Bounti expects to continue to develop and commercialize new varieties of loose leaf lettuce as a source of revenue growth. Local Bounti’s research and development efforts focus on new varieties to expand product offerings, enhance farm unit economics, and create competitive advantages. If Local Bounti does not successfully commercialize new varieties of loose leaf lettuce products, its business, prospects, financial condition and results of operations could be materially and adversely affected.

Alternatively, even if Local Bounti does succeed in commercializing new varieties of loose leaf lettuce products, there can be no guarantee that these products would result in overall growth of Local Bounti’s business through incremental revenue or economic benefit, which could materially and adversely affect Local Bounti’s financial condition and results of operations.

Expansion into Additional Markets and Verticals. In the future, Local Bounti may pursue new markets, new crops, and new product categories, by leveraging its technology platform to target what the Company may see as opportunities to expand its addressable market. If it chooses to pursue such opportunities, Local Bounti will need to prioritize which opportunities it plans to develop, and there can be no guarantee that Local Bounti will select or prioritize ones that ultimately prove appropriate for commercialization. Further, Local Bounti may spend time and resources developing opportunities that may never materialize into new commercial business applications, or that may be developed at the expense of other appropriate commercial opportunities, which may ultimately have been a better selection for reasons such as revenue growth, profitability, market expansion, or other financial and strategic considerations.

Local Bounti may not be able to implement its growth strategy successfully. Local Bounti’s operating results and financial condition will be adversely affected if it fails to implement its growth strategy or if it invests resources in a growth strategy that ultimately proves unsuccessful.

Local Bounti’s operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.

If Local Bounti is unable to secure access to inputs on terms consistent with expected costs, there could be material adverse impact on Local Bounti’s business. Local Bounti faces operational risks including, but not limited to:

•Utilities. Local Bounti is subject to market prices and may experience fluctuating, rising, or volatile energy costs which could negatively affect its business, financial condition, and results of operation. Local Bounti may decide to enter into supply agreements to mitigate such risks, where such options are present on favorable terms, but there is no guarantee of cost to operate its facilities.

•Labor. Local Bounti relies on access to local labor supply, including skilled and unskilled positions. The Company may face pressure to increase wages in order to attract and retain appropriate staffing of its facilities. Increases to minimum wages or competitive wages may cause Local Bounti’s labor costs to run higher than expected, which could negatively affect its financial performance and cash flows.

•Packaging Materials. Local Bounti packages its products in form factors consistent with comparable products in order to distribute and present on-shelf. If raw material costs increase, or if Local Bounti is unable to achieve its expected packaging materials costs for any reason, its financial performance could be adversely impacted.

•Depreciation and Useful Life of Assets. Local Bounti relies on making assumptions about the expected useful life of the assets used to operate its facilities. If the useful life turns out to be materially shorter than expected, the Company may need to invest additional capital to replace these assets, and the corresponding depreciation expense may be greater than expected which would affect the Company’s profitability and financial condition generally. If the cost of maintaining equipment necessary to its operations is greater than anticipated, it could adversely impact the Company’s operations and financial results. There also may be future tax implications of Local Bounti’s ability to make accurate assumptions about the expected useful life of its assets, and if Local Bounti is unable to correctly forecast such information, its financial condition could be materially and negatively impacted.

•Seeds and Other Supplies. Local Bounti may rely on certain seed supplies that may be specifically tailored to grow high-quality plants in its CEA facilities. If there were a field crop failure where Local Bounti would have to depend on an alternative supply of seeds from qualified back-up suppliers, the cost of seeds and its impact on production of Local Bounti’s products could be negatively impacted for a period of time. Local Bounti also depends on consistent access of other inputs and supplies to operate its facilities reliably, including water supply, nutrients, growth media, food safety testing, sanitation supplies and packaging materials, among others. If the cost of any of these inputs increases materially, then Local Bounti’s financial results could be adversely affected.

•Distribution of Finished Goods. Local Bounti may partially rely on third-party distribution and logistics to deliver its products. While the Company believes there to be a competitive market of supply chain service providers, if the cost of such services increases materially due to rising fuel costs, labor costs, or other macroeconomic factors, which may be beyond its control, then Local Bounti’s financial results could be materially and negatively impacted.

If Local Bounti’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in Local Bounti’s Consolidated Financial Statements and related Notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 30, 2022 (the “Annual Report”). Local Bounti bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” of this Quarterly Report on Form 10-Q and the Annual Report. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes, among others. Local Bounti’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause the Company’s results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock.

Local Bounti will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

Local Bounti will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may further increase if Local Bounti ceases being an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). As a public company, Local Bounti is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the New York Stock Exchange (“NYSE”). Local Bounti’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Local Bounti expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs may increase Local Bounti’s net loss. For example, Local Bounti expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Local Bounti cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Local Bounti to attract and retain qualified persons to serve on its Board of Directors (the “Board”) and Board committees or as executive officers.

Local Bounti has identified material weaknesses in its internal control over financial reporting as of December 31, 2021 and 2020. If Local Bounti fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Company.

In connection with Local Bounti’s financial statement close process for the years ended December 31, 2021 and 2020, Local Bounti identified a material weakness in the design and operating effectiveness of its internal control over financial reporting. The material weakness Local Bounti identified resulted from a lack of sufficient number of qualified personnel, causing a lack of segregation of duties, within its accounting function who possessed an appropriate level of expertise to effectively perform the following functions:

•design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to appropriately analyze, record and disclose complex technical accounting matters, including, among other matters, equity transactions and stock-based compensation, commensurate with its accounting and reporting requirements;

•identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were being appropriately recorded; and

•assess risk and design appropriate control activities over information technology systems and financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its Consolidated Financial Statements in the Annual Report that could not be prevented or detected on a timely basis.

Local Bounti’s management has developed a remediation plan and is in the process of implementing it. The remediation plan includes, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

The Company’s management will monitor the effectiveness of the Company’s remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in material misstatements to the Company’s annual or interim Consolidated Financial Statements in the Annual Report that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If Local Bounti is unable to assert that its internal control over financial reporting is effective, or when required in the future, if the Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Local Bounti’s financial reports, the market price of the Common Stock could be adversely affected and the Company could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Local Bounti’s ability to use NOL carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, Local Bounti had approximately $41.8 million of U.S. federal and state net operating loss carryforwards available to reduce future taxable income. These net operating loss carryforwards can be carried forward by the Company indefinitely. It is possible that Local Bounti will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by ”5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.

Risks Related to the Natural Food Market

Local Bounti faces risks inherent in the CEA business, including the risks of diseases and pests.

Local Bounti is subject to the risks inherent in an agricultural business, such as insects, plant diseases and similar agricultural risks, which may include crop losses, for which Local Bounti may not be insured. Although Local Bounti’s products are grown in climate-controlled, indoor vertical farms, there can be no assurance that natural elements will not affect the production of these products. In particular, plant diseases or pest infestations are possible and have the potential to materially impact production.

Although Local Bounti has taken and continues to take precautions to guard against crop diseases and pests, these efforts may not be sufficient. In addition, diseases and pests can make their way into greenhouses from outside sources over which Local Bounti has limited or no control. Diseases and pests can be inadvertently brought in by employees, from seeds and propagation vendors and from the trucks that transport supplies to the greenhouse. Once a disease or pest is introduced, Local Bounti will need to quickly identify the problem and take remedial action to preserve the growing season. Failure to identify and remediate any diseases or pests in a timely manner could cause the loss of all or a portion of Local Bounti’s crop and result in substantial time and resources to resume operations. Crop losses because of these agricultural risks could negatively impact Local Bounti’s business, prospects, financial condition, results of operations and cash flows.

Local Bounti may not be able to compete successfully in the highly competitive natural food market.

Local Bounti operates in the highly competitive natural foods environment. With the importing of crops rapidly increasing, Local Bounti’s competition includes large-scale operations in Mexico, Canada and to a lesser extent the western United States. In this market, competition is based on, among other things, product quality and taste, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising, promotion and nutritional claims.

The produce industry generally does not work on long-term contracts and is dependent upon consistent sales targets to be successful. Local Bounti’s ability to compete depends in part on its ability to secure placement of its product with customers; moreover, as Local Bounti enters new markets, its ability to compete will depend in part on its ability to secure placement of its products with new customers, some of which Local Bounti does not have existing relationships with today. Similarly, Local Bounti’s products historically have been available for consumers only in the northwestern United States. When entering new geographies, Local Bounti may not be able to secure placement of its product with new customers, or its products may not attract end consumers at the same rate, which could materially and adversely affect its results of operations and financial condition.

Local Bounti may not be able to compete against competition from traditional field farm operators, both domestic and abroad, as well as from indoor growers or high-tech agricultural startups that are focused on local production within or near major cities, which would take away potential market share from Local Bounti.

Some of these competitors have products that are well accepted in the marketplace today. Further, Local Bounti cannot be certain that it will successfully compete with competitors that may have greater resources, including financial resources, sales resources, technical resources, or other resources. Competitors also may have lower operational costs, and as a result may be able to offer comparable or substitute products to customers at a lower price. This could put pressure on Local Bounti to lower its prices, resulting in reduced profitability or causing Local Bounti to lose market share if it fails to lower prices. Retailers may also market competitive products under their own private labels, which are generally sold at lower prices, and may change the merchandising of Local Bounti’s products such that Local Bounti has less favorable placement.

The CEA business is generally capital intensive but has relatively low barriers to entry, and Local Bounti will not be able to prevent competitors from building and operating their own indoor farming sites.

In addition, Local Bounti’s ability to compete successfully depends, in large part, on its ability to implement its growth strategy of building additional CEA facilities and expanding its product line. Local Bounti’s financial condition and operating results will be adversely affected if it fails to implement its growth strategy or if Local Bounti invests resources in a growth strategy that ultimately proves unsuccessful.

Local Bounti’s ability to generate and grow revenue is dependent on its ability to increase the yield in each of the anticipated product lines it intends to grow. If Local Bounti is unable to increase the yield in each or most of these product lines, Local Bounti’s project revenue targets may not be achieved on currently anticipated timelines or at all.

If Local Bounti is unable to grow product to its yield targets and quality specifications, its business, prospects, operational performance, and financial condition could be materially and adversely affected. Local Bounti faces risks including, but not limited to:

•Mechanical Failure. Local Bounti relies on its mechanical designs and equipment to provide the physical space and structures in which plants are grown. It also provides the design and controls related to environmental conditions, nutrient delivery, lighting, conveyance, and other elements necessary to grow plants in its systems. If mechanical issues or failures occur, the yield and quality of Local Bounti’s products could be diminished for a period of time, which more generally could negatively impact Local Bounti’s operations and financial condition;

•Systems or Software Failure. Local Bounti relies on integrated controls and computing to optimize and control the growing environments for its produce. A failure in these systems or software could reduce output, lower yield or damage crop quality, which negatively impact operations and financial conditions;

•Human Error. Local Bounti relies on the know-how of its operations teams, their experience, and their oversight of the operations of its facilities. If issues are caused by human error during the various phases of seeding, germination, growing, harvesting, or other standard operating procedures, or if Local Bounti employees fail to properly oversee facility operations, then the yield and quality of Local Bounti’s products could be diminished, which more generally could have material and adverse effects on Local Bounti’s business, operating results, and financial condition; and

•Seed Supply and Quality. Local Bounti may rely on certain seed supplies that may be specifically tailored to grow high-quality plants in its CEA facilities. Seeds may originate from field-grown plants, where seeds are harvested, then bred to generate seed inventory. If there were a field crop failure where Local Bounti would have to rely on an alternative supply of seeds from qualified back-up suppliers, the yield or quality of production of Local Bounti’s products could be diminished for a period of time. Bad seed lots, low germination rates, and similar issues that affect growing also could result in Local Bounti’s inability to achieve proper and consistent product yields or product quality, which could materially and adversely affect performance, and more generally could negatively impact Local Bounti’s business, financial condition and operating results.

Risks Related to Local Bounti’s Technology, Intellectual Property and Infrastructure

Local Bounti may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause Local Bounti to incur substantial costs.

Local Bounti’s defense of intellectual property rights claims brought against it or its customers, suppliers and partners, with or without merit, could adversely affect Local Bounti’s relationships with its customers, may deter future customers from purchasing its products, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Local Bounti to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Local Bounti to pay substantial damages or obtain an injunction. An adverse determination also could invalidate Local Bounti’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require Local Bounti to procure or develop substitute intellectual property that does not infringe, which could require significant effort and expense. Any of these events could adversely affect Local Bounti’s business, operating results, financial condition and prospects.

The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with Local Bounti.

Local Bounti owns patents, trademarks and other proprietary rights that are important to its business, including Local Bounti’s principal trademarks, “Local Bounti®,” “Stack & Flow TechnologyTM,” and “Farm of the FutureTM.” Local Bounti’s trademarks are valuable assets that reinforce the distinctiveness of its brand to consumers, and Local Bounti’s operations utilize intellectual property that is patented. Local Bounti believes that the protection of its patents, trademarks, copyrights and domain names is important to its success. Local Bounti has also invested a significant amount of money in establishing and promoting its trademarked brand. A patent for our Stack & Flow TechnologyTM was submitted in August 2020. Additional patents protecting additional features of our growing technology were submitted later in 2021. Local Bounti also relies on unpatented proprietary expertise and copyright protection to develop and maintain its competitive position. Local Bounti’s continued success depends, to a significant degree, upon its ability to protect and preserve its intellectual property, including patents, trademarks and copyrights.

Local Bounti relies on confidentiality agreements and patent, trademark and copyright law to protect its intellectual property rights. These confidentiality agreements with team members and certain consultants, contract employees, suppliers and independent contractors generally require that all information made known to them be kept strictly confidential.

Local Bounti cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that Local Bounti’s intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, Local Bounti’s trademark rights and related registrations may be challenged in the future and could be cancelled or narrowed. Local Bounti’s failure to protect its trademark rights could prevent Local Bounti in the future from challenging third parties who use names and logos similar to Local Bounti’s trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of Local Bounti’s brand and products. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether Local Bounti is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject Local Bounti to liabilities, force Local Bounti to cease use of certain trademarks or other intellectual property or force Local Bounti to enter into licenses with others. Any one of these occurrences may negatively impact Local Bounti’s business, financial condition and results of operations.

Local Bounti relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to effectively operate its business.

Local Bounti is dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of its business. A failure of these information technology systems to perform as anticipated could cause Local Bounti’s business to suffer. For example, Local Bounti growers are aided in their work by climate and greenhouse operations software. If this software does not perform as anticipated, Local Bounti’s operations may be adversely affected resulting in decreased yield or quality, mitigation expenses, waste, additional labor expenses and partial or full loss of the crop.

In addition, Local Bounti’s information technology systems may be vulnerable to damage or interruption from circumstances beyond Local Bounti’s control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact Local Bounti’s business.

Local Bounti uses or plans to use computers, software and technology in substantially all aspects of its business operations. Local Bounti’s employees also use or plan to use mobile devices, social networking and other online activities to connect with crew members, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Cybersecurity incidents are increasing in their frequency, sophistication and intensity, with third-party phishing and social engineering attacks in particular increasing in connection with the COVID-19 pandemic and potentially with the war in Ukraine. Local Bounti’s business involves sensitive information and intellectual property, including know-how, private information about crew members and financial and strategic information about the Company and its business partners. Additionally, the environmental controls systems (which control temperature, water, humidity and other systems) for our current facilities, and expected for future facilities, could be subject to such cybersecurity risks and incursions, which could result in loss of entire crops in a short amount of time. The loss of crops as the result of such an incident would materially adversely affect our business, financial condition and results of operations.

While Local Bounti has implemented and plans to implement measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation or release of sensitive information or intellectual property, or interference with Local Bounti’s information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers and distributors, potential liability and competitive disadvantage all of which could negatively impact Local Bounti’s business, financial condition or results of operations.

Risks related to the Pete’s Acquisition

Risks Related to the Integration of the Business of Pete’s following the Pete’s Acquisition.

We have devoted significant capital resources into the Pete’s Acquisition, and we may not realize the benefit of our investment due to difficulties we may experience in integrating Pete’s operations with our own. These difficulties may result from, among other sources, the following: additional accounting and operational expenses; employee turnover; changing market conditions affecting demand for leafy greens; inaccuracies in the information obtained while making assumptions relating to the Pete’s Acquisition; delays in the completion of ongoing projects, the build-out of Pete’s facility in Georgia (the “Georgia Facility”) and incorporating our Stack & Flow Technology™ or any other Local Bounti technology into Pete’s California facilities; and integration risks associated with the employees and management teams of both companies.

The liabilities, risks and costs associated with the Pete’s Acquisition and the integration of Pete’s operations with our own operations may detract from our core CEA operations.

Pete’s operations differ from our current business operations. Their business entails facilities and infrastructure that were not designed with our technology and their greenhouse facilities have not yet incorporated our Stack & Flow Technology™ or any other Local Bounti technology. Outfitting these greenhouse facilities with our technology may result in increased liabilities, risks and costs which could include, without limitation:

•the possibility that our projections about the success of the Pete’s Acquisition could be inaccurate and any such inaccuracies could have a material adverse effect on our financial projections;

•the possibility that we could fail to attract new employees or retain and motivate existing employees, including key employees, in connection with the Pete’s Acquisition;

•the possibility that we may be unable to integrate or migrate our technology into Pete’s existing greenhouse facilities, which could create a risk of errors or performance problems and could affect our ability to meet customer service level obligations;

•the possibility that unanticipated capital expenditures may be required post-closing in connection with the integration of the business of Pete’s into our existing business; and

•the possibility of litigation or other claims in connection with, or as a result of, the Pete’s Acquisition, including claims from Pete’s past employees, customers, or other third parties.

As provided below, the integration of Pete’s operations with our own greenhouse operations will present operational risks and challenges. This integration will require significant time and resources focused on Pete’s operations, including the time and effort of our management team and, if we fail to successfully integrate Pete’s business with our own, we may not realize the benefits expected from the Pete’s Acquisition, and our business may be harmed.

Pete’s may not be integrated with our business successfully or such integration may be more difficult, time-consuming, or costly than expected. Operating costs, customer loss, and business disruption, including difficulties in maintaining relationships with employees, customers, suppliers, or vendors, may be greater than expected following the Pete’s Acquisition. Revenues following the Pete’s Acquisition may be lower than expected.

The Pete’s Acquisition contemplates the acquisition of an existing business and its integration, which is complex, costly and time-consuming. It will divert significant management attention and resources to combining the acquired business with our existing operations. This process may disrupt both businesses. The failure to meet the challenges involved in combining the two businesses and to realize the anticipated benefits of the Pete’s Acquisition could cause an interruption of, or a loss of momentum in, the activities of one or both businesses and could adversely affect their results of operations. The Pete’s Acquisition and integration of Pete’s may also result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer and other business relationships. The difficulties of combining the operations of the companies include, among others:

•difficulties in integrating operations and systems, administrative and information technology infrastructure and financial reporting and internal control systems;

•challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•difficulties in integrating employees and attracting and retaining key personnel, including talent;

•challenges in retaining existing customers, suppliers and employees, and with obtaining new customers, suppliers and employees;

•difficulties in managing the expanded operations of a significantly larger and more complex consolidated company;

•potential unknown liabilities, adverse consequences, and unforeseen increased expenses associated with the Pete’s Acquisition; and

•the ongoing effects of the global COVID-19 pandemic, including supply chain delays and similar other industry-related challenged.

Many of these factors are outside of our control. Any one of them could result in lower revenues, higher costs, and diversion of management time and energy, which could materially impact the business, financial condition, and results of operations of the consolidated companies. In addition, even if the operations of our businesses are integrated successfully, the full benefits of the Pete’s Acquisition may not be realized. These unrealized benefits may include, without limitation, the synergies or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of our businesses. All of these factors could negatively impact the price of the consolidated companies’ operations and/or the trading price of shares of the Company’s common stock following the Pete’s Acquisition. As a result, it cannot be assured that the combination of our businesses will result in the realization of the full benefits expected from the Pete’s Acquisition within the anticipated time frames or at all. Accordingly, holders of the Company’s common stock may experience a loss as a result of a decline in the trading price of such common stock. In addition, a decline in the market price of the Company’s common stock following the consummation of the Pete’s Acquisition could adversely affect the Company’s ability to issue additional securities and to obtain additional financing in the future on reasonable terms or at all. This decline could also expose us to potential shareholder claims or regulatory review, and we could incur significant litigation expenses defending against actions, whether meritorious or not.

Our plans and strategic initiatives for Pete’s assume we will be able to successfully integrate its business, implement our technologies into its existing greenhouse facilities and utilize its existing customer and distribution channels; however, various factors both outside and within our control may affect our ability to successfully do so, and, if we are unsuccessful in integrating Pete’s operations into our own, we may never realize the anticipated benefits of the Pete’s Acquisition.

Our plans and strategic initiatives regarding Pete’s are dependent on our management team’s ability to successfully integrate Pete’s operations into our own. We anticipate our management team devoting a significant portion of their time and energy to this Acquisition, which may distract them from other aspects of our business; as a result, business and results from operations may suffer.

Further, though we have devoted significant resources to our diligence investigation of Pete’s, we can give no assurances that we have identified all potential risks and liabilities associated with its operations, or that we will be able to adequately respond to those risks and liabilities we did identify. If these risks and liabilities occur—or if unanticipated risks and liabilities arise, and we are unable to adequately respond to them—we may experience significant delays in integrating Pete’s operations into our own, if we are successful at all. If we are unable to integrate Pete’s, we will not realize the anticipated benefits of the Pete’s Acquisition, which may have a material and adverse effect on our business, results of operations, and financial condition, as well as on the trading price of shares of our common stock.

Pete’s operations acquired in the Pete’s Acquisition are subject to federal, state and local environmental laws, ordinances and regulations. While Local Bounti intends to comply with all such applicable regulations, there is no assurance that Local Bounti is, or will be, in compliance with all such regulations, and any failure to comply could result in monetary penalties, fines or clean-up costs.

The greenhouse facilities acquired in the Pete’s Acquisition use fertilizers, pesticides, herbicides and other substances, some of which may potentially be considered hazardous or toxic substances. Various federal, state, and local environmental laws, ordinances and regulations regulate our facilities and operations, including the application, release, disposal and use of such potentially hazardous or toxic substances that could threaten public health or the environment. Environmental laws, ordinances and regulations can vary greatly according to a site’s location, former or present uses and other environmental-related factors. The Company could be adversely impacted by a decision, judgment or order issued by a governmental or regulatory agency that significantly restricts the use of any fertilizers, pesticides, herbicides and other substances that have been traditionally used in the cultivation of one of our products. Under the federal Insecticide, Fungicide and Rodenticide Act, as amended, the Food, Drug and Cosmetic Act, as amended, and the Food Quality Protection Act of 1996, as amended, the U.S. Environmental Protection Agency is undertaking a series of regulatory actions relating to the evaluation and use of pesticides in the food industry. Such legislation, laws and regulatory current and future actions regarding the availability and use of such substances could adversely affect the Company’s production, business and financial condition. The Company also faces potential environmental liabilities by virtue of its current and prior ownership or leasing of real property, including the greenhouse facilities acquired in the Pete’s Acquisition, some of which have used herbicides, pesticides or fertilizers. Under such laws, ordinances and regulations, the Company may be deemed responsible for the removal, disposal, cleaning or remediation of hazardous or toxic substances in, under or upon real property on which our facilities and operations are located. These laws, ordinance and regulations could impose liabilities without regard to whether the Company knew or were aware of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, misuse of or failure to properly apply, release, use, clean or remediate such substances when present, could jeopardize our ability to use, sell or collateralize certain real property and could subject Local Bounti to criminal or civil enforcement actions, including significant monetary penalties, fines or clean-up costs.

Local Bounti’s management monitors environmental legislation and requirements and makes every effort to remain in compliance with such laws, ordinances and regulations. The Company also purchases insurance for environmental liability when it is available; however, the Company’s insurance may not be adequate to cover any such damages, penalties, fines or costs, or its insurance may not continue to be available at a price or under terms that are satisfactory to the Company. In any of these cases, if the Company is required to pay any such damages, penalties, fines or costs, it is possible that its business, financial condition and results of operations could be adversely affected. Future environmental laws, ordinances and regulations could also impact the Company’s business and operations, but it cannot predict the extent to which the Company would be impacted.

The use of herbicides, pesticides and other potentially hazardous substances in Pete’s operations acquired in the Pete’s Acquisition may lead to environmental damage and result in increased costs to us.

Certain of the greenhouse facilities acquired in the Pete’s Acquisition use herbicides, pesticides and other potentially hazardous substances in the operation of its business, and the Company will need to continue the operations at such facilities for some period of time until fully integrated and retrofitted with the Company’s technologies. The Company may have to pay for the costs or damages associated with the improper application, accidental release or use or misuse of such substances. The Company’s insurance may not be adequate to cover such costs or damages or may not continue to be available at a price or under terms that are satisfactory to the Company. In such cases, payment of such costs or damages could have a material adverse effect on the Company’s business, results of operations and financial condition.

We may encounter increased costs for accounting and internal controls over financial reporting as a result of the Pete’s Acquisition.

While we anticipate complying with the requirements associated internal control over financial reporting, following the Pete’s Acquisition, we may be required to expend greater resources in completing this conversion than anticipated.

We may be subjected to increased compliance costs and liability risks associated with Pete’s workforce.

As of December 31, 2021, we had 111 full-time employees. Pete’s workforce of approximately 130 employees could create various new and expanded employment-related liabilities and compliance obligations for the Company, including the Occupational Safety and Health Administration compliance matters, which may increase our labor costs and expose us to previously inapplicable risks. With Pete’s additional workforce expected to join the Company, the Company could incur significant additional compliance costs. These increased costs may cause the assumptions underlying our plans, projections, and strategic initiatives with respect to the Pete’s Acquisition to be incorrect. If this occurs, we may not realize the anticipated benefits of the Pete’s Acquisition and our business, results of operations, and financial condition may be materially and adversely affected.

Pete’s existing facilities may not be adaptable to new technologies.

We intend to implement our Stack & Flow Technology™ and other technologies into Pete’s existing facilities. To the extent we are unable to implement our technologies into Pete’s existing facilities as anticipated, our business and operations will be negatively impacted. This would ultimately impact the combined company’s customers’ experience, which may have a negative impact on operating cash flows, liquidity and financial condition.

We may experience supply chain or procurement disruptions, or increased supply chain costs, which may lead to construction delays at the facilities acquired in the Pete’s Acquisition.

The ongoing development of the Georgia Facility is planned for a relatively short-term construction schedule, with completion expected in the second quarter of 2022. Similarly, the implementation of our technology into Pete’s other existing facilities will require modifications and, in some cases, additional construction. These activities require timely delivery of required equipment and materials. We rely on third parties to provide the equipment and materials needed for our construction and development needs. The global supply chain for this equipment and materials could be impacted by disruptions, such as political events, international trade disputes, war, acts of terrorism, hostilities or wars (such as the conflict between Russia and Ukraine), natural disasters, public health issues, such as the ongoing COVID-19 global pandemic, industrial accidents, inflation, and other business interruptions, which could lead to delays, reputational damage, interruptions of service for our customers, and disruptions of our future plans and strategic initiatives. If any such delay or disruption were to occur, it could have a material adverse effect on our liquidity and financial condition.

Changes in the costs of procuring materials and equipment used in our construction and development programs, including vendor costs, or changes in our relationships with vendors, could also have an adverse effect on our results of operations. Further, during the COVID-19 global pandemic, we have observed increases in the prices for certain component parts and finished equipment. To the extent we determine our costs to complete the development of the Georgia Facility or implementing our technology into Pete’s other existing facilities are too high, we may suspend, reduce the scope of, or permanently abandon the implementation of our technology into such facilities, which could have material and adverse effects on our plans and strategic initiatives.

Though we have undertaken various proactive efforts to secure our global supply chain against the ongoing effects of COVID-19, its full extent and impact on our future supply chain and procurement process cannot be reasonably estimated at this time, and it could have a material adverse impact on our business and financial condition.

Following the Pete’s Acquisition, the Company’s currently operating facilities and other real property are concentrated entirely in Montana, California and Georgia.

Following the Pete’s Acquisition, all of the Company’s currently operating facilities and other real property will be located in Montana, California and Georgia, and the Company’s business are especially sensitive to the economic conditions within California. Any adverse change in the economic climate of Montana, California, Georgia or regions of those states, and any adverse change in the political or regulatory climate of those states or counties where the Company’s facilities or property are located in those states, could adversely affect the Company’s strategic growth and development activities. Moreover, the Company’s ability to use, sell or lease any of its facilities or real property could decline as a result of weak economic conditions or restrictive laws or regulations in Montana, California or Georgia or any areas therein.

The lack of sufficient water would severely impact our ability to produce crops or develop any of the Company’s facilities or real property.

The average rainfall in certain areas of California could potentially fall substantially below amounts required to grow crops, and therefore we are dependent on the Company’s rights to pump water from underground aquifers. Extended periods of drought in Montana, California or Georgia may put additional pressure on the use and availability of water for agricultural uses, and in some cases, governmental authorities could divert, or already have diverted, water to other uses, and such pressure is particularly acute in California. When such states grow in population, there are increasing and multiple pressures on the use and distribution of water, which could be deemed a finite resource. Lack of available potable water can also limit facility and real property development.

Our water resources include water rights, usage rights and pumping rights to the water in aquifers under, and canals that run through, the land we own. Water for our farming operations is sourced from the existing water resources associated with our land, which includes rights to water in certain basins and aquifers. We may use federal project water, as well as ground water and water from certain local water districts and counties.

California experienced below-average precipitation in the 2020-2021 rainfall season and above-average precipitation in the first three months of the current rainfall season as of December 31, 2021. According to the U.S. Drought Monitor, California experienced severe drought conditions as of December 31, 2021. As an example, though not directly impacting facilities acquired in the Pete’s Acquisition, in October 2021, the California Governor declared a drought state of emergency statewide. Federal officials who oversee the Central Valley Project, California’s largest water delivery system, oversee and determine the allocation of water amounts to Salinas Valley farmers, and such allocations could be decreased in the future. We will continue to assess the impact similar reductions may have on the California facilities acquired in the Pete’s Acquisition, including as the applicable water districts with oversight of such facilities continues to implement allocation measures and restrictions.

Costs may increase as we pump more water than our historical averages, and federal, state and local water delivery infrastructure costs may potentially increase to access these limited water supplies. We will continue to monitor developments and governmental actions that could adversely impact our access and ability to obtain water to our facilities. We believe we will have access to adequate supplies of water for our agricultural operations. However, if future drought conditions are worse than prior drought conditions or if governmental or regulatory responses to such conditions limit our access or ability to obtain or pump water, our business could be negatively impacted by these conditions and responses in terms of access to and cost of water.

Risks Related to our Customers

Local Bounti could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on Local Bounti’s business.

The market in which Local Bounti operates is subject to changes in consumer behavior. Local Bounti’s performance will depend significantly on factors that may affect the level and pattern of consumer spending in the U.S. food industry market in which Local Bounti operates, including consumer preference, income, confidence in and perception of the safety and quality of Local Bounti’s products and competitive products, and shifts in the perceived value for Local Bounti’s products relative to alternatives. Such factors include consumer preference, consumer income, consumer confidence in and perception of the safety and quality of Local Bounti products and shifts in the perceived value for Local Bounti products relative to alternatives.

•Consumer Preferences. Local Bounti’s first commercialized crops are leafy greens and fresh herbs, including variations of loose leaf and living lettuce, basil and cilantro. There is no guarantee that leafy greens and herbs will continue to be demanded by consumers, or that consumers will prefer the leafy greens and herbs grown by Local Bounti versus competitors. Consumer trends toward crops with lower yields or at lower price points may adversely affect Bounti’s financial performance. If Local Bounti expands its product offerings to include other produce, it will similarly be impacted by consumer preferences for such products.

•Safety and Quality Concerns. Media coverage regarding the safety or quality of, or diet or health issues relating to, Local Bounti’s products or the processes involved in their production, may damage consumer confidence in Local Bounti products. For example, manufacturers and regulatory authorities have issued recalls of loose leaf lettuce in the past due to issues such as salmonella contamination. Any widespread safety or quality issues of loose leaf lettuce or other fresh vegetables and herbs - even if not involving Local Bounti - could adversely affect consumer confidence in and demand for such loose leaf lettuce. Further, CEA is a relatively small, new industry, and a food safety incident involving an indoor farming producer other than Local Bounti, including direct competitors, may adversely affect consumer perception of or demand for Local Bounti’s products.

•Consumer Income. A general decline in the consumption of Local Bounti products could occur at any time as a result of change in consumer spending habits, including an inability to purchase Local Bounti products due to financial hardship or increased price sensitivity, which may be exacerbated by the effects of the COVID-19 pandemic, rising inflation and the war in Ukraine.

•Desire for Sustainable Products. A general decline in the consumption of Local Bounti products could occur at any time as a result of change in consumer spending habits, including an unwillingness to pay a premium for products that are more sustainable or meet ESG objectives in a manner more in-line with consumer preferences.

•Price Compression. Tomatoes have decreased in price consistently over the past 10 to 15 years due to an increase in production. Loose leaf lettuce may follow this trend and this could pose a risk to the gross margins of the Company, which could negatively and materially affect the Company’s financial performance.

The success of Local Bounti products will depend on a number of factors including Local Bounti’s ability to accurately anticipate changes in market demand and consumer preferences, its ability to differentiate the quality of Local Bounti products from those of its competitors, and the effectiveness of marketing and advertising campaigns for Local Bounti products. Local Bounti may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. Local Bounti or its retail partners also may not be able to effectively promote Local Bounti products by marketing and advertising campaigns and gain market acceptance. If Local Bounti products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, Local Bounti may not be able to fully recover costs and expenses incurred in its operations, and Local Bounti’s business, financial condition or results of operations could be materially and adversely affected.

Demand for lettuce, cilantro, basil and other greens and herbs is subject to seasonal fluctuations and may adversely impact Local Bounti’s results of operations in certain quarters.

Demand for leafy greens products may be subject to some degree of seasonality due to consumer behavior. As a result, comparisons of Local Bounti’s sales and operating results between different periods may not necessarily be meaningful comparisons. If Local Bounti is not correct in forecasting demand and planning its growing seasons accordingly, Local Bounti may experience reduced average sales prices or a supply-demand imbalance, which could adversely impact its results of operations at certain times of the year.

As Local Bounti grows its sales into the retail channel and increase sales through individual retailers, the loss or significant reductions in orders from Local Bounti’s top retail customers could have a material adverse impact on its business.

Local Bounti’s customers include retailers and food service distributors. Sales to Local Bounti’s top retail customers contribute to a significant portion of Local Bounti’s revenue, accounting for approximately 82% and 70% of Local Bounti’s gross revenue for the years ended December 31, 2021 and 2020, respectively. Local Bounti believes sales to its top retailer customers will continue to constitute a significant portion of its revenue, income and cash flow for the foreseeable future. Local Bounti’s inability to resolve a significant dispute with any of its top retail customers, a change in the business condition (financial or otherwise) of any of its top retail customers, even if unrelated to Local Bounti, a significant reduction in sales to any top retail customer, or the loss of any of top retail customer can adversely affect Local Bounti’s business, financial condition or results of operations.

Risks Related to Legal Matters and Regulations

The unavailability, reduction or elimination of government and economic incentives could negatively impact Local Bounti’s business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of Local Bounti’s operations or other reasons may result in the diminished competitiveness of the CEA facility industry generally or Local Bounti products in particular. This could materially and adversely affect Local Bounti’s business, prospects, financial condition and operating results.

Local Bounti may be subject to litigation and government inquiries and investigations involving its business, the outcome of which is unpredictable, and an adverse decision in any such matter could have a material effect on Local Bounti’s financial position and results of operations.

From time to time, Local Bounti may be party to various claims and litigation proceedings. Local Bounti will evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, Local Bounti may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from Local Bounti’s assessments and estimates. Local Bounti is not currently party to any material litigation.

Even when not merited, the defense of these lawsuits may divert management’s attention, and Local Bounti may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against Local Bounti, which could negatively impact its financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage Local Bounti’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Local Bounti’s business involves significant risks and uncertainties that may not be covered by indemnity or insurance.

While Local Bounti maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if Local Bounti believes a claim is covered by insurance, insurers may dispute Local Bounti’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of Local Bounti’s recovery. Any settlement or judgment against Local Bounti that exceeds the policy limits or not covered by its policies or not subject to insurance would have to be paid from Local Bounti’s cash reserves, which would reduce Local Bounti’s capital resources.

Local Bounti’s future operations could expose it to the risk of material environmental and regulatory liabilities, including unforeseen costs associated with compliance and remediation efforts, and government and third party claims, which could have a material adverse effect on Local Bounti’s reputation, results of operations and cash flows.

The manufacture and marketing of food products is highly regulated. Local Bounti and its suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of Local Bounti’s business, including the production, packaging, labeling, distribution, advertising, sale, quality, and safety of its products, as well as the health and safety of its employees and the protection of the environment.

Local Bounti is subject to regulation by various government agencies, including the USDA, the FDA, the Federal Trade Commission, the Occupational Health and Safety Administration, and the U.S. Environmental Protection Agency, as well as various state and local agencies. Local Bounti is also regulated outside the United States by various international regulatory bodies. In addition, depending on customer specification, Local Bounti may be subject to certain voluntary, third-party standards, such as Global Food Safety Initiative standards and review by voluntary organizations, such as the Council of Better Business Bureaus’ National Advertising Division. Local Bounti could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. The loss of third-party accreditation could result in lost sales and customers, and may adversely affect Local Bounti’s business, results of operation, and financial condition. In connection with the marketing and advertisement of its products, Local Bounti could be the target of claims relating to false or deceptive advertising, including under the auspices of the Federal Trade Commission and the consumer protection statutes of some states.

CEA farming is a relatively new industry lacking a deep body of specific regulations applicable to its operations. As the industry matures, Local Bounti may become subject to new regulations that may adversely affect its business.

The regulatory environment in which Local Bounti operates could change significantly and adversely in the future. Any change in production, labeling or packaging requirements for Local Bounti’s products may lead to an increase in costs or interruptions in production, either of which could adversely affect its operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect Local Bounti’s business, results of operations, and financial condition.

Political issues and considerations could have a significant effect on Local Bounti’s business.

There is uncertainty with respect to, among other things, legislation, regulation and government policy at the federal, state and local levels. Specific legislative and regulatory proposals discussed recently that may adversely impact Local Bounti include, but are not limited to, changes to existing trade agreements, import and export regulations, tariffs, travel restrictions, customs duties, income tax regulations and the federal tax code, public company reporting requirements, environmental regulations, antitrust enforcement and regulation related to the COVID-19 pandemic. Any changes in the political issues and considerations may have a negative impact on Local Bounti’s business, its financial condition and results of operations could be adversely affected.

Product contamination, food-safety and foodborne-illness incidents or advertising or product mislabeling may materially adversely affect Local Bounti’s business by exposing Local Bounti to lawsuits, product recalls, or regulatory enforcement actions, increasing Local Bounti’s operating costs and reducing demand for its product offerings.

The sale of food products for human consumption involves inherent legal and other risks, including the tampering by unauthorized third parties and risk of illness or injury incidents to consumers. Such incidents may result from foodborne illnesses or other food safety incidents caused by Local Bounti products, or involving its suppliers, including the presence of foreign objects, substances, chemicals, other agents or residues introduced during a product’s growing, storage, handling or transportation stages. Any such incident could result in the discontinuance of sales of these products or Local Bounti’s relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to Local Bounti’s reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose Local Bounti to product liability, negligence, or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of Local Bounti’s existing or future insurance coverage or limits. Even if a product liability claim against us is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers, as well as our corporate and brand image. Any claims or judgments against Local Bounti that exceed our insurance coverage limits or that are not covered by our insurance policies or by any indemnification or contribution rights that we may have against others would likely be paid from Local Bounti’s cash reserves, which would reduce Local Bounti’s capital resources. We maintain product liability insurance; however, we cannot be certain that we will not incur claims or liabilities for which we are not insured or that exceed our insurance coverage amounts.

The occurrence of foodborne illnesses or other food safety incidents could also adversely affect the price and availability of affected raw materials, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of product contamination or regulatory noncompliance, whether or not caused by Local Bounti’s actions, could compel Local Bounti, its suppliers, distributors or customers, depending on the circumstances, to conduct a recall in accordance with Food and Drug Administration regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time, potential loss of existing distributors or customers and a potential negative impact on Local Bounti’s ability to attract new customers due to negative consumer experiences or because of an adverse impact on Local Bounti’s brand and reputation. The costs of a recall could be outside the scope of Local Bounti’s existing or future insurance policy coverage or limits. Moreover, we believe governmental scrutiny and public awareness of food safety issues is also increasing. We are subject to governmental inspection, laws and regulations, and we believe our facilities comply in all material respects with applicable laws and regulations; however, we cannot be certain that consumption of our products will not cause health-related illness or injury incidents in the future or that we will not be subject to claims or lawsuits relating to such matters.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and Local Bounti, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathogenic organisms into consumer products as well as product substitution. Food and Drug Administration regulations require companies like Local Bounti to analyze, prepare, and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If Local Bounti does not adequately address the possibility, or any actual instance, of product tampering, Local Bounti could face possible seizure or recall of its products, suspension of its facilities’ registrations, and/or the imposition of civil or criminal sanctions, which could materially adversely affect Local Bounti’s business, financial condition and operating results.

Local Bounti’s brand and reputation may be diminished due to real or perceived quality or food-safety issues with its products, which could negatively impact Local Bounti’s business, reputation, operating results and financial condition.

Real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving Local Bounti (such as incidents involving Local Bounti’s competitors), could cause negative publicity and reduced confidence in Local Bounti’s brand or products, which could in turn harm its reputation and sales, and could adversely affect its business, financial condition and operating results. Brand value is also based on perceptions of subjective qualities, such as appearance and taste, and any incident that erodes the loyalty of Local Bounti’s consumers, including changes to product appearance, taste or packaging, could significantly reduce the value of Local Bounti’s brand and significantly damage its business.

Local Bounti also has no control over its products once a third-party distributor takes possession of them. Distributors or consumers may store Local Bounti products under conditions and for periods of time inconsistent with the USDA, the FDA, and other governmental guidelines, which may adversely affect the quality and safety of Local Bounti’s products.

If consumers do not perceive Local Bounti’s products to be of high quality or safe, then the value of its brand would be diminished, and its business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of consumers in the quality and safety of Local Bounti’s products would be difficult and costly to overcome. Any such negative effect could be exacerbated by Local Bounti’s market positioning as a socially conscious grower of high-quality produce and may significantly reduce Local Bounti’s brand value. Issues regarding the safety of any of Local Bounti’s products, regardless of the cause, may harm its brand, reputation and operating results.

Local Bounti’s operations are, or will be, subject to regulation by the USDA, the FDA and other federal, state and local regulation, and while Local Bounti intends to comply with all such applicable regulations, there is no assurance that Local Bounti is, or will be, in compliance with all such regulations.

Local Bounti’s operations are, or will be, subject to extensive regulation by the USDA, the FDA and other federal, state and local authorities. Specifically, Local Bounti is or will be subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the growing, packaging, labeling and safety of food. Under this program, the FDA requires that facilities that grow and pack, food products comply with a range of requirements, including standards for the growing, harvesting, packing and holding of produce. Our facilities are subject to periodic inspection by federal, state and local authorities. If Local Bounti cannot successfully grow products that conform to its specifications and the strict regulatory requirements of the USDA, the FDA or other federal applicable regulations, Local Bounti may be subject to adverse inspectional findings or enforcement actions, which could materially impact Local Bounti’s ability to market its products, or could result in a recall of Local Bounti products that have already been distributed. While Local Bounti intends to comply with all such applicable regulations, there is no assurance that Local Bounti is, or will be, in compliance will all such regulations. If the USDA, the FDA (under the FSMA) or a comparable regulatory authority determines that Local Bounti has not complied with the applicable regulatory requirements, Local Bounti’s business may be materially impacted.

Local Bounti seeks to comply with applicable regulations through a combination of employing internal experience and expert personnel to ensure quality-assurance compliance (i.e., assuring that products are not adulterated or misbranded) and contracting with third-party laboratories that conduct analyses of products to identify any potential contaminants before distribution. Failure by Local Bounti to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to its operations could subject Local Bounti to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or production of products, or refusals to permit the import of raw materials, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on Local Bounti’s operating results and business.

Failure by any suppliers of raw materials to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of Local Bounti’s products, may disrupt Local Bounti’s supply of products and adversely affect its business.

If Local Bounti’s current or future suppliers of raw materials fail to comply with food safety, environmental, or other laws and regulations, or face allegations of non-compliance, Local Bounti’s operations may be disrupted. Additionally, downstream distribution partners are required to maintain the quality of Local Bounti products and to comply with Local Bounti’s standards and specifications. In the event of actual or alleged non-compliance, Local Bounti might be forced to find alternative suppliers and may be subject to lawsuits related to such non-compliance by such suppliers. As a result, Local Bounti’s supply of produce and finished inventory could be disrupted or Local Bounti’s costs could increase, which would adversely affect Local Bounti’s business, results of operations, and financial condition. The failure of any supplier to comply with Local Bounti’s specifications and requirements could adversely affect Local Bounti’s reputation in the marketplace and result in product recalls, product liability claims, and economic loss. Additionally, actions Local Bounti may take to mitigate the impact of any disruption or potential disruption in its supply of produce, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect Local Bounti’s business, results of operations, and financial condition.

Risks Related to Local Bounti’s Term Loan Facility

Local Bounti has entered into agreements with Cargill Financial for a term loan credit facility. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, if there is an occurrence of an uncured event of default, Cargill Financial has the right to foreclose on all Local Bounti assets, and securities in the Company could be rendered worthless.

Local Bounti entered into agreements for a credit facility in September 2021 with Cargill Financial and entered into an amendment to such facility which became effective upon the closing of the Pete’s Acquisition. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, the definitive documentation states that if Local Bounti defaults on its obligations, Cargill Financial could foreclose on all Local Bounti assets, which would materially harm Local Bounti’s business, financial condition and results of operations. The pledge of these assets and other restrictions may also limit Local Bounti’s flexibility in raising capital for other purposes. Because all of Local Bounti’s assets are pledged under the credit facility, Local Bounti’s ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on Local Bounti’s financial flexibility. Refer to Note 7, Debt, of the Consolidated Financial Statements in the Annual Report for more information about the credit facility.

Risks Relating to Ownership of Our Securities

The price of our securities may be volatile or may decline regardless of our operating performance.

The trading price of the common stock and public warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond Local Bounti’s control. These factors include:

•actual or anticipated fluctuations in operating results;

•failure to meet or exceed financial estimates and projections of the investment community or that Local Bounti provides to the public;

•issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•operating and share price performance of other companies in the industry or related markets;

•the timing and magnitude of investments in the growth of the business;

•actual or anticipated changes in laws and regulations;

•additions or departures of key management or other personnel;

•increased labor costs;

•disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•the ability to market new and enhanced solutions on a timely basis;

•sales of substantial amounts of common stock by Local Bounti’s directors, executive officers or significant stockholders or the perception that such sales could occur;

•changes in capital structure, including future issuances of securities or the incurrence of debt; and

•general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of common stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Local Bounti has never paid cash dividends on our capital stock and does not anticipate paying dividends in the foreseeable future.

Local Bounti has never paid cash dividends on our capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on Local Bounti’s financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Anti-takeover provisions contained in our Certificate of Incorporation and Bylaws and applicable laws could impair a takeover attempt.

Our Certificate of Incorporation and Bylaws afford certain rights and powers to the Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Local Bounti is also subject to Section 203 of the Delaware General Corporation Law (“DGCL”) and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for the common stock.

Local Bounti is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining Local Bounti’s provision for income taxes. Local Bounti’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Local Bounti’s operations, changes in Local Bounti’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Local Bounti believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, Local Bounti could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Local Bounti’s business and future profitability.

Local Bounti is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Local Bounti’s operations and customers are located throughout the United States, Local Bounti will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Local Bounti and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Local Bounti) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Local Bounti’s business and future profitability.

As a result of plans to expand Local Bounti’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Local Bounti’s after-tax profitability and financial results.

In the event that Local Bounti’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Local Bounti’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Local Bounti’s business.

Additionally, Local Bounti may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Local Bounti’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Local Bounti’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Local Bounti’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Local Bounti does not prevail in any such disagreements, Local Bounti’s profitability may be affected.

Local Bounti’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Local Bounti’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net NOLs to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three year period. If Local Bounti has experienced an ownership change at any time since its incorporation, Local Bounti may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in Local Bounti’s stock ownership, which may be outside of Local Bounti’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Local Bounti’s use of accumulated state tax attributes. As a result, even if Local Bounti earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Local Bounti.

Local Bounti received a loan as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Local Bounti’s application for such loan could in the future be determined to have been impermissible which could adversely impact its business and reputation.

On April 15, 2020, Local Bounti received a Small Business Administration (“SBA”) loan in the amount of $104 thousand with fixed interest of 1% per annum as part of the CARES Act (the “PPP Loan”). Although under the CARES Act Local Bounti may be eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses, provided that it retains a certain number of employees and maintains compensation within certain regulatory parameters of the PPP, Local Bounti repaid the PPP Loan in full in June 2021.

In applying for the PPP Loan, Local Bounti was required to certify, among other things, that the then current economic uncertainty made the PPP Loan necessary to support its ongoing operations. Local Bounti made these certifications in good faith after analyzing, among other things, the requirements of the PPP Loan, Local Bounti’s then-

current business activity and its ability to access other sources of liquidity sufficient to support its ongoing operations in a manner that would not be significantly detrimental to its business. Local Bounti believes that it satisfied all eligibility criteria for the PPP Loan, and that its receipt of the PPP Loan was consistent with the broad objectives of the CARES Act. The certification regarding necessity described above did not at the time contain any objective criteria and continues to be subject to interpretation. If, despite Local Bounti’s good-faith belief that it has satisfied all eligibility requirements for the PPP Loan, Local Bounti is later determined to have violated any of the laws or governmental regulations that apply to it in connection with the PPP Loan, or it is otherwise determined that it was ineligible to receive the PPP Loan, Local Bounti may be subject to civil, criminal and administrative penalties. Any violations or alleged violations may result in adverse publicity and damage to Local Bounti’s reputation, a review or audit by the SBA or other government entity or claims under the False Claims Act. These events could consume significant financial and management resources and could have a material adverse effect on Local Bounti’s business, results of operations and financial condition.

Local Bounti’s sole material asset is its direct and indirect interests in its subsidiaries and, accordingly, Local Bounti is dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the common stock.

Local Bounti is a holding company and has no material assets other than its direct and indirect equity interests in its subsidiaries. Local Bounti has no independent means of generating revenue. To the extent Local Bounti’s subsidiaries have available cash, Local Bounti will cause its subsidiaries to make distributions of cash to pay taxes, cover Local Bounti’s corporate and other overhead expenses and pay dividends, if any, on the common stock. To the extent that Local Bounti needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to Local Bounti or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, Local Bounti’s liquidity and financial condition could be materially adversely affected.

There is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of common stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.

We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of the public warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a public warrant could be decreased, all without a holder’s approval.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a public warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of shares of common stock determined based on the redemption date and the fair market value of the common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the common stock had your warrants remained outstanding.

We may issue a substantial number of additional shares of common stock under an employee incentive plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue additional shares of common stock under an employee incentive plan. The issuance of additional common stock:

•may significantly dilute the equity interests of our investors;

•could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•may adversely affect prevailing market prices for the common stock and/or the public warrants.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on the NYSE. If the NYSE delists our securities from trading on its exchange and we are not able to list such securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•a limited availability of market quotations for our securities;

•reduced liquidity for our securities;

•a determination that the common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•a limited amount of news and analyst coverage; and

•a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the common stock and public warrants are listed on the NYSE, the common stock and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of

Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate. All outstanding shares of our common stock previously held by the pre-Business Combination public stockholders at the completion of the Merger and a substantial number of shares of our common stock issued as merger consideration in the Merger are freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act.

In connection with the completion of the Business Combination, we entered into an Amended and Restated Registration Rights Agreement with certain persons and entities holding securities of the Company prior to the Closing (the “Initial Holders”), pursuant to which we agreed to register for resale and granted certain other registration rights with respect to certain shares of common stock held by the Initial Holders and their respective permitted transferees, in addition to the warrants originally issued in a private placement to our Initial Holders in connection with the Company’s initial public offering and the up to 5.33 million shares of our common stock issuable upon the exercise of the private placement warrants. We also registered for resale the 15 million shares of our common stock (the “PIPE shares”) issued in a private placement that closed immediately prior to the Business Combination and the 5.5 million shares of common stock issuable upon exercise of our publicly held warrants to purchase shares of common stock. In accordance with the foregoing, we filed a registration statement on Form S-1 under the Securities Act, which registration statement was originally declared effective on December 23, 2021, to register the resale of up to 83.5 million shares of our common stock, including 15 million PIPE shares and 5.33 million shares of common stock issuable upon exercise of our outstanding publicly held warrants. Shares of common stock sold under such registration statement can be freely sold in the public market. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock.

In connection with the Pete’s Acquisition, we have agreed to issue the Equity Consideration and will separately issue Cargill Financial the Cargill Financial Equity upon the closing of the Pete’s Acquisition. We have agreed to register the Equity Consideration pursuant to the Registration Rights Agreement.

We have also filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock that may be issued under our equity incentive plans from time to time, as well as any shares of our common stock underlying outstanding restricted stock units that have been granted to our directors, executive officers and other employees, all of which are subject to time-vesting conditions. Shares registered under this registration statement will be available for sale in the public market upon issuance subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of our affiliates.

Our Initial Holders and our former Board members agreed not to transfer, assign or sell certain founder shares held by each of them until one year after the date of the Closing or earlier if, subsequent to the Business Combination, (a) the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of a Business Combination or (b) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. However, following the expiration of such lock-up, the Initial Holders and its permitted transferees will not be restricted from selling such securities, other than by applicable securities laws.

We are unable to predict the effect that these sales, particularly sales by our directors, executive officers and significant stockholders, may have on the prevailing market price of our common stock. If holders of these shares sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly and make it difficult for us to raise funds through securities offerings in the future.

If securities or industry analysts do not publish or cease publishing research or reports about Local Bounti, its business or its market, or if they change their recommendations regarding the common stock adversely, the price and trading volume of the common stock could decline.

The trading market for the common stock will be influenced by the research and reports that industry or securities analysts may publish about Local Bounti, its business, its market or its competitors. If any of the analysts who may cover Local Bounti change their recommendation regarding the common stock adversely, or provide more favorable relative recommendations about its competitors, the price of the common stock would likely decline. If any analyst who may cover Local Bounti were to cease their coverage or fail to regularly publish reports on Local Bounti, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Local Bounti securities to decline.

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following March 2, 2026, the fifth anniversary of our initial public offering, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the shares of common stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find the common stock less attractive because we will rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for the common stock and our share price may be more volatile.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

There were no unregistered sales of our equity securities during the period covered by this quarterly report which were not previously reported in a Current Report on Form 8-K.

Item 6. Exhibits

Exhibit Number	Description
2.1*
Business Combination Agreement, dated as of June 17, 2021, by and among Leo, First Merger Sub, Second Merger Sub and Local Bounti (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 21, 2021).

3.1
Certificate of Incorporation of Local Bounti Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 22, 2021).

3.2
Certificate of Amendment to Certificate of Incorporation of Local Bounti Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2022).

3.3	Bylaws of Local Bounti Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 22, 2021).
31.1	Certification of Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of Chief Executive Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code)
32.2**	Certification of Chief Financial Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code)
101	The following financial statements from Local Bounti’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, formatted in Inline XBRL: (a) Unaudited Condensed Consolidated Statements of Cash Flows, (b) Unaudited Condensed Consolidated Statements of Operations, (c) Condensed Consolidated Balance Sheets, and (d) Notes to Unaudited Condensed Consolidated Financial Statements, tagged as blocks of text and including detailed tags.
104	Cover Page Interactive Data File - the cover page from this Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, formatted in Inline XBRL (included in Exhibit 101).
_____________________

*	Schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.
**	This document is being furnished in accordance with SEC Release Nos. 33‑8212 and 34‑47551.
†	Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Local Bounti Corporation

/s/ Craig M. Hurlbert
Name: Craig M. Hurlbert
Title: Co-Chief Executive Officer
Date: May 12, 2022
(Principal Executive Officer)

/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer
Date: May 12, 2022
(Principal Financial Officer)

/s/ Daniel Martinelli
Name: Daniel Martinelli
Title: Chief Accounting Officer
Date: May 12, 2022
(Principal Accounting Officer)